                              AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON MAY __, 2004
                                                                                                REGISTRATION NO. 333-______
====================================================================================================================================
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                -------------------------------------

                                                              FORM SB-2

                                       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                                -------------------------------------


                                                         GURUNET CORPORATION
                                           (Name of small business issuer in its charter)

               DELAWARE                                          7379                                    98-0202855
       (State or jurisdiction of                     (Primary Standard Industrial                     (I.R.S. Employer
    incorporation or organization)                   Classification Code Number)                     Identification No.)

                                                      JERUSALEM TECHNOLOGY PARK
                                                             BUILDING 98
                                                       JERUSALEM 91481 ISRAEL
                                                            972-2-6495000
                                             (Address and telephone number of principal
                                                         executive offices)

                                          ------------------------------------------------

                                                        ROBERT S. ROSENSCHEIN
                                                       CHIEF EXECUTIVE OFFICER
                                                            441 ROUTE 306
                                                    WESLEY HILLS, NEW YORK 10952
                                                           (845) 818-3988
                                                    (Name, address and telephone
                                                           number of agent
                                                            for service)

                                          -------------------------------------------------

                                                                 COPIES TO:
            ROBERT H. COHEN, ESQ.                           BARRY SCHUMAN, ESQ.                        DAVID A. MILLER, ESQ.
           GREENBERG TRAURIG, LLP                          RUSSELL D. MAYER, ESQ.                         GRAUBARD MILLER
        200 PARK AVENUE - 15TH FLOOR                      SCHUMAN, LIVNAT & MAYER                         600 THIRD AVENUE
          NEW YORK, NEW YORK 10166                   JERUSALEM TECHNOLOGY PARK - BLDG. 98             NEW YORK, NEW YORK 10016
             TEL: (212) 801-9200                        MALCHA, JERUSALEM 91481 ISRAEL                  TEL: (212) 818-8800
             FAX: (212) 801-6400                            TEL: 972-2-679-9533                         FAX: (212) 818-8881
                                                            FAX: 972-2-679-9522
                                              -------------------------------------------------


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                     --------------------------------------

                                                   CALCULATION OF REGISTRATION FEE
================================================ ================= ==================== ======================= ====================
                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES TO BE         AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
                  REGISTERED                         REGISTERED         SECURITY(1)             PRICE(1)         REGISTRATION FEE
================================================ ================= ==================== ======================= ====================
Common Stock, par value $.001 per share (2)         1,495,000             $5.90               $8,820,500             $1,117.56
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Common Stock Warrants (3)                           1,495,000             $0.10                $149,500               $18.94
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Shares of Common Stock underlying the Warrants      1,495,000             $7.20              $10,764,000             $1,363.80
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Common Stock in connection with bridge                                    $5.90
    financing (4)                                   1,147,809                                 $6,772,073              $858.02
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Warrants in connection with bridge financing        1,954,963             $0.10                $195,496               $24.77
    (5)
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Shares of Common Stock underlying the Warrants                            $7.20
    in connection with bridge financing (5)         1,954,963                                $14,075,734             $1,783.40
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Representative's Purchase Option                        1                 $100                   $100                 -- (6)
    ("Representative's Option")
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Common stock and Warrants underlying the
    Representative's Purchase Option                 130,000              $9.90               $1,287,000              $163.06
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Shares of Common Stock included as part of the
    Representative's Option                          130,000               --                     --                  -- (6)
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Warrants included as part of the
    Representative's Option                          130,000               --                     --                  -- (6)
------------------------------------------------ ----------------- -------------------- ----------------------- --------------------
Shares of Common Stock underlying the Warrants
    included in the Representative's Option          130,000              $7.20                $936,000               $118.59
================================================ ================= ==================== ======================= ====================
Total                                                                                                                  $5,448.14
================================================ ================= ==================== ======================= ====================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Includes 195,000 shares of common stock that may be issued on exercise of a 45-day option granted to our underwriter to cover over-allotments, if any.

(3) Includes 195,000 warrants that may be issued on exercise of a 45-day option granted to our underwriter to cover over-allotments, if any.

(4) Represents shares of common stock issuable upon the conversion of an aggregate of $5 million principal amount of promissory notes, plus accrued interest of $165,147 through June 30, 2004, issued in connection with our bridge financing in January and February 2004.

(5) Represents shares of common stock issuable upon the exercise of warrants issued in connection with our bridge financing in January and February 2004. Also represents 2,172 shares of common stock issuable upon the exercise of a warrant issued in connection with a loan and security agreement.

(6)  No fee pursuant to Rule 457(g).

                     --------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated May 12, 2004

PROSPECTUS

                        1,300,000 SHARES OF COMMON STOCK
                                       AND
                   1,300,000 REDEEMABLE COMMON STOCK WARRANTS

                               GURUNET CORPORATION

        This is our initial public offering of 1,300,000 shares of our common stock and 1,300,000 redeemable common stock warrants. The offering price per share of our common stock is $5.90 and the warrants are being offered at $0.10 per warrant.

        Each warrant entitles the holder to purchase one share of our common stock at a price of $7.20 during the period beginning one year from the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. The warrants are redeemable at a price of $.01 per warrant beginning one year from the date of this prospectus, upon a minimum of 30 days' prior written notice of redemption, and if the last sale price of our common stock equals or exceeds $10.80 per share for any 20 out of 30 consecutive trading days ending within three trading days before notice is given. We have granted the underwriters a 45-day option to purchase up to 195,000 additional shares of our common stock and/or 195,000 redeemable common stock warrants solely to cover over-allotments, if any.

        There is presently no public market for our securities and we cannot assure you that a market will develop. We anticipate that our common stock and warrants will be quoted on the NASDAQ SmallCap Market under the symbols GURU and GURUW, respectively, on or promptly after the date of this prospectus.

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

-------------------------- ----------------- ---------------- ------------------
                                               UNDERWRITING
                             INITIAL PUBLIC    DISCOUNT AND    PROCEEDS, BEFORE
                             OFFERING PRICE   COMMISSIONS(1)   EXPENSES, TO US
-------------------------- ----------------- ---------------- ------------------
Per share of common stock        $5.90            $0.59              $5.31
-------------------------- ----------------- ---------------- ------------------
       Per warrant               $0.10            $0.01              $0.09
-------------------------- ----------------- ---------------- ------------------
          Total               $7,800,000         $780,000          $7,020,000
-------------------------- ----------------- ---------------- ------------------

--------------------
(1) Excludes a non-accountable expense allowance in the amount of 3% of the gross proceeds, or $0.177 per share and $0.003 per warrant ($234,000 in total), payable to EarlyBirdCapital, Inc.

        We are offering our securities for sale on a firm commitment basis. EarlyBirdCapital, Inc., acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about _______ __, 2004.

                             EARLYBIRDCAPITAL, INC.

                 The date of this prospectus is __________, 2004

                              --------------------

                        [SCREEN SHOT OF GURUNET WEBSITE]


        This Prospectus contains registered service marks, trademarks and trade names of the Company.

        You should only rely on the information contained in this prospectus in deciding whether to purchase our securities. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

        We obtained statistical data, market data and certain other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or SEC, for the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov.

        Upon completion of the offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

        We intend to furnish our stockholders with annual reports containing financial statements audited and reported on by our independent auditors and quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year.

                               PROSPECTUS SUMMARY

        BEFORE MAKING A DECISION TO PURCHASE OUR SECURITIES, YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE AUDITED FINANCIAL STATEMENTS AND RELATED NOTES AND RISK FACTORS. UNLESS OTHERWISE STATED IN THIS PROSPECTUS, REFERENCES TO "WE," "US" OR "OUR COMPANY" REFER TO GURUNET CORPORATION. UNLESS WE TELL YOU OTHERWISE, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITER WILL NOT EXERCISE THE OVER-ALLOTMENT OPTION.

GENERAL

        We provide integrated online reference answers and possess the technology that enables rapid delivery of concise reference information over the Internet. Since our inception in 1998, we have acquired and developed technology that intelligently and automatically integrates and retrieves information from disparate sources and delivers the result in a single consolidated browser window. We seek to generate revenues by selling subscriptions for our products and by monetizing visitor traffic to our destination Website in the form of sponsored links and paid advertisements.

        Our answer engine product delivers snapshot, multi-faceted definitions and explanations from credible, attributable reference sources about numerous topics in our database. We seek to differentiate ourselves by providing our users with relevant, high quality reference information that enhances results achieved through traditional search engines. While most search engines respond to an Internet user's query by displaying a long list of links to other Websites that in some way may be related to the query term, our answer engine automatically displays relevant, narrative responses to a user's query. Our answer engine also includes tabs that provide other related information in various formats such as charts, graphs and maps.

        We cull our reference information from over 100 authoritative reference sources such as:

            o   Houghton Mifflin's American Heritage Dictionary (Fourth
                Edition);

            o   Roget's II New Thesaurus (Third Edition);

            o   Columbia University Electronic Encyclopedia (Sixth Edition); and

            o   CBS MarketWatch's Inlumen company profiles.

By displaying the source on each web page, we enable our users to make their own independent evaluation as to the reliability of our information.

    Our answer engine product works within any Windows-based program by accessing our online library over the Internet using software downloaded on the Microsoft Windows(R) operating system. Once downloaded, a user working in any e-mail, spreadsheet, word processing, database or other program or application need only "alt-click" on a word or phrase within a document and our answer engine will access our online library and display information about that word or phrase in a pop-up window. Our answer engine analyzes surrounding words in context for a more accurate answer. For example, Ford Motor Company is different from Henry Ford or Harrison Ford. Our answer engine also may be accessed through a toolbar for query lookup while using Microsoft Internet Explorer for Windows(R) or by accessing our destination website without the need to download any software. While Web users enjoy our integrated reference information, our Web-based product does not provide the "alt-click" command, reference source library tree view and context analysis that we include in our software.

OUR STRATEGY

        Our strategy is to establish GuruNet as a leading answer engine service provider for reference information on the Internet. We plan to generate revenues by:

    o   directly selling subscriptions to our products to consumers; and

    o attracting advertising revenues by providing advertisers with focused and targeted audiences for their products.

The key elements of our strategy are to:

    o CONTINUE TO BUILD THE GURUNET BRAND. Our branding strategy centers on positioning GuruNet as an answer engine rather than a more traditional search engine for users needing quick, concise and accurate information rather than a long list of links to sift through.

    o CONTINUE TO DEVELOP OUR REFERENCE INFORMATION. We intend to continue entering into arrangements with content providers to display their reference information in response to our users' queries.

    o CONTINUE TO DEVELOP OUR ABILITY TO TARGET OUR AUDIENCE. We intend to continue to develop and monitor our subscription base so that our advertisers may effectively reach their target audiences.

CORPORATE INFORMATION

    We were incorporated as a Texas corporation in December 1998, and reorganized as a Delaware corporation in April 1999. Our principal executive office is located at Jerusalem Technology Park, Building 98, Jerusalem 91481, Israel, and our telephone number is +972-2-649-5000. Unless the context otherwise requires, the terms "GuruNet" and the "Company" refer to GuruNet Corporation and its wholly owned Israeli subsidiary, Atomica Israel Technologies Ltd. Our Website is located at "http://www.GuruNet.com". Information contained in our Website shall not be deemed to be a part of this prospectus.

                                  THE OFFERING

Securities offered..........  1,300,000 shares of common stock and 1,300,000 redeemable common stock warrants

Common stock:
Number outstanding before
  the offering..............  1,727,373 shares

Number to be outstanding
  after the offering........  3,601,271 shares

Warrants:
Number outstanding before
  the offering..............  1,954,963 warrants

Number to be outstanding
  after the offering........  3,254,963 warrants

Exercisability..............  Each warrant is exercisable into one share of common stock.

Exercise Price..............  $7.20

Exercise Period.............  The warrants become exercisable on the first anniversary of the date of this prospectus and will expire on the fifth anniversary of the date of this prospectus.

Redemption..................  We may redeem the outstanding warrants beginning one year from the date of this prospectus:

                                  o  in whole and not in part,

                                  o  at a price of $.01 per warrant,

                                  o upon a minimum of 30 days' prior written notice of redemption, and

                                  o if the last sale price of our common stock equals or exceeds $10.80 per share for any 20 out of 30 consecutive trading days ending within three trading days before notice is given.

Use of Proceeds.............  We intend to use the net proceeds of this offering, which we expect to be approximately $6,100,000, to repay approximately $2,600,000 owed to investors who purchased debt securities from us, $800,000 for research and development, $1,250,000 for sales and marketing, $750,000 for product support, and $700,000 for working capital and general corporate purposes.

Proposed Nasdaq
  SmallCap symbols..........  Common stock: GURU
                              Warrants: GURUW

Risks.......................  As part of your evaluation of us, you should take into account not only our business approach and strategy, but also special risks we face in our business. We are a development stage enterprise with a history of significant losses with a limited operating history on which to evaluate our potential for future success. For a detailed discussion of these risks and others, see "Risk Factors" beginning on page 11.

        Except as set forth in the financial statements or as otherwise specifically stated, all information in this prospectus assumes:

    o   no exercise of the warrants offered by us in the offering;

    o no exercise of the underwriters' over-allotment option to purchase up to 195,000 shares of our common stock and/or 195,000 warrants;

    o no exercise of the representative's purchase option to purchase up to 130,000 shares of our common stock and/or 130,000 warrants;

    o the exclusion of 1,600,800 shares of common stock reserved for issuance under our stock option plans, of which 748,800 have been granted to date;

    o the exclusion of 1,954,963 shares of common stock issuable upon the exercise of bridge warrants issued in our bridge financing;

and reflects:

    o 573,898 shares of common stock issuable upon the conversion of $2.5 million principal amount of bridge notes plus accrued interest of $82,573 through June 30, 2004, issued in our bridge financing.

                         SELECTED SUMMARY FINANCIAL DATA


        The following table summarizes the relevant financial data for our business and should be read with our consolidated financial statements, which are included in this prospectus. The pro forma financial information gives effect to the issuance of an aggregate of $5 million principal amount of promissory notes in connection with our bridge financing in January and February 2004, and the conversion in January 2004 of all of our series A, B, C and D preferred stock into 1,372,048 shares of common stock. The pro forma as adjusted financial information gives effect to, as of December 31, 2003, our receipt of the net proceeds of the offering plus the assumed conversion of $2.5 million principal amount of our outstanding bridge notes into 555,557 shares of common stock, and the repayment of the other $2.5 million of bridge notes.

                                                        YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                          2003          2002
                                                      -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Revenue ..........................................  $    28,725   $ 1,113,381
  Cost of revenue ..................................      723,349     1,584,200
                                                      -----------   -----------

  Gross margin .....................................     (694,624)     (470,819)
  Operating expenses:
    Research and development .......................      910,114     2,659,966
    Sales and marketing ............................      478,942     2,428,939
    General and administrative .....................      678,645       940,841
    Loss on disposal of assets .....................           --       780,475
                                                      -----------   -----------

    Total operating expenses .......................    2,067,701     6,810,221
                                                      -----------   -----------

  Loss from operations .............................   (2,762,325)   (7,281,040)

  Other expenses, net ..............................      (11,867)     (268,671)
                                                      -----------   -----------

  Loss before provision for income taxes ...........   (2,774,192)   (7,549,711)

  Provision for income taxes .......................      (34,591)           --
                                                      -----------   -----------

  Net loss .........................................  $(2,808,783)  $(7,549,711)
                                                      ===========   ===========
  Historical basic and diluted net loss per share ..       $(7.93)      $(21.33)
  Pro forma net loss per share (reflecting the
  conversion of our preferred stock into common
  stock in January 2004)
                                                           $(1.63)           --
  Shares used to compute historical basic
  and diluted net loss per share ...................      354,112       353,871
  Shares used to compute pro forma net
  loss per share ...................................    1,726,160            --

                                               AS OF DECEMBER 31, 2003
                                       ----------------------------------------
                                                                      PRO FORMA
                                                        PRO FORMA    AS ADJUSTED
                                          ACTUAL       (UNAUDITED)   (UNAUDITED)
                                       -----------     ----------    ----------
BALANCE SHEET DATA:
  Cash and cash equivalents ........   $   123,752     $4,374,742    $7,978,342
  Working capital ..................   $  (752,934)    $1,268,803    $7,146,540
  Total assets .....................   $ 1,043,292     $5,843,292    $8,742,766
  Long term liabilities ............   $ 1,023,521     $1,023,521    $1,023,521
  Total stockholders'
    equity (deficit) ...............   $(1,044,446)    $  977,291    $6,855,028

                                  RISK FACTORS

        AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK, AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. YOU SHOULD CONSIDER CAREFULLY THE RISKS SET FORTH IN THIS SECTION, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS AND WE HAVE EXPERIENCED SIGNIFICANT AND CONTINUING OPERATING LOSSES. AN INVESTMENT IN US IS SUBJECT TO THE RISK OF COMPLETE LOSS OF YOUR INVESTMENT.

        We began our operations in 1998 and your evaluation of our business and prospects will be based on our limited operating history. Consequently, our historical results of operations may not give you an accurate indication of our future results of operations or prospects. We incurred operating losses of $2,762,325 in 2003 and $7,281,040 in 2002. In addition, during the first half of 2004, we will experience non-recurring, non-cash charges of approximately $1,277,180, representing the amortization of the original issue discount in connection with the bridge financing that we completed prior to the offering. Through our fiscal year ended December 31, 2003, we incurred accumulated net losses of $34,005,598. If we continue to experience losses, the value of your investment could decline significantly and if we do not consummate the offering, we may not be able to continue our operations.

OUR MOST RECENT INDEPENDENT AUDITORS' REPORT CONTAINS AN EXPLANATORY PARAGRAPH THAT EXPRESSES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        As of December 31, 2003 our stockholders deficit was $1,044,446 and a working capital deficit of $752,934. Primarily as a result of our losses, limited cash balances and debt obligations, our independent auditors have included in their report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

IF OUR SALES DO NOT INCREASE SUBSTANTIALLY, WE WILL NEED TO SEEK ADDITIONAL FINANCING, WHICH COULD HARM OUR STOCKHOLDERS AND CAUSE ADDITIONAL DILUTION.

        We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to the expiration of this period or at a later date. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, our stockholders may experience additional dilution and these securities may have rights, preferences or privileges senior to those of the rights of our common stock. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

WE MAY HAVE DIFFICULTY RETAINING CURRENT SUBSCRIBERS AND ATTRACTING NEW SUBSCRIBERS, WHICH COULD HARM OUR BUSINESS.

        Given the wide availability of free search and reference sites, we may not be able to retain our current subscribers and attract additional subscribers in a cost-effective manner. If our subscription base does not increase significantly, our business, results of operations and financial condition could be materially adversely affected.

WE FACE RISKS RELATING TO THE DURATION OF, AND OUR DEPENDENCE ON, OUR CONTENT PROVIDER AGREEMENTS.

        We are heavily dependent on license agreements with our content providers, which are generally for one year terms. There can be no assurance that we will be successful in renewing these contracts on commercially acceptable terms or that our costs with respect to these contracts will not increase prohibitively following any renewal. If we are unable to contain the costs of these agreements or, if renewal is not possible, or we are unable to develop relationships with alternative providers of content or maintain and enhance our existing relationships, our product will be less attractive to subscribers, which could result in a decrease in new subscribers and a reduction in renewals.

WE HAVE LITTLE CONTROL OVER THE CONTENT OF THIRD-PARTY WEBSITES, AND FAILURE TO PROVIDE USERS WITH QUALITY REFERENCE INFORMATION COULD HARM OUR BUSINESS.

        Our Internet search products are designed to directly link our users to a page within a third-party Website that contains an answer to the user's question. We have little control over the content of these third-party Websites. If these third-party Websites do not contain quality, current information, the utility of our product to the user will be reduced, which could deter new subscribers from purchasing our products.

WE MAY BE PREVENTED FROM DISPLAYING THIRD-PARTY CONTENT, WHICH COULD HARM OUR BUSINESS.

        When our answer engine attempts to direct the user to a page within a third-party's Website, the company administering the site sometimes automatically redirects users to that company's own home page. If third-party companies prevent us from directly linking our users to pages within their Websites, and if there are no comparable alternative Websites to which we can direct our users, the utility and attractiveness of our products to users will be reduced. If the utility of our products diminishes, traffic on our Websites will likely fall, which would reduce our ability to charge for subscriptions and attract advertising.

POTENTIAL LIABILITY IN FRAMING OF OTHER WEBSITES INSIDE OUR WEBSITE.

        Unauthorized "framing" creates potential copyright and trademark issues as well as potential false advertising claims. Framing occurs when we bring someone else's website to our site that is currently being viewed by an internet user; i.e., the other web site becomes "framed" by our site. Though some lawsuits on framing have been filed, to our knowledge none so far has resulted in fully litigated opinions. There can be no assurance that our framing functionally will not be challenged. In the event of a successful challenge, we may be required to cease this functionality, seek a license from the website owner, pay damages or royalties and/or otherwise be required to change the way we connect to certain other websites. Any such actions could have a material adverse effect on us.

WE ARE DEPENDENT UPON MAINTAINING AND EXPANDING OUR COMPUTER AND COMMUNICATIONS SYSTEMS.

        Our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems to accommodate the consumers and advertisers using our products. Our failure to maintain high capacity data transmission without system downtime and improve our transaction processing systems and network infrastructure would adversely affect our business and results of operations. We believe that our current transaction-processing systems and network infrastructure are insufficient to support a significant increase in the use of our products. Although we are enhancing and expanding our transaction-processing systems and network infrastructure, we have experienced periodic interruptions and failures, which we believe will continue to occur.

WE MAY BE UNABLE TO RETAIN PERSONNEL WHO ARE KEY TO OUR OPERATIONS.

        Our future success depends upon the continued service of our executive officers and other key technology, marketing, sales and support personnel. Except for Robert S. Rosenschein, our Chief Executive Officer, our employment agreements with our officers and key employees are terminable by either party upon 60-90 days notice. If we lost the services of one or more of our key employees, or if one or more of our executive officers or employees to joined a competitor or otherwise competed with us, our business may be adversely affected and our stock price may decline. In particular, the services of key members of our research and development team would be difficult to replace. We cannot assure you that we will be able to successfully retain or replace our key personnel.

OUR ABILITY TO UTILIZE NET OPERATING LOSS CARRYFORWARDS OR INVESTMENT TAX CREDITS WILL BE LIMITED BY A CHANGE IN OUR OWNERSHIP.

        At December 31, 2003, we had estimated net operating loss carryforwards of approximately $26 million and $20.1 million, respectively, for U.S. federal and state income tax purposes that will expire on various dates from 2019 through 2023. The bridge financing and the offering are likely to result in a change of control in ownership, as defined in Section 382 of the Internal Revenue Code of 1986, as amended. A change in our ownership is likely to limit our ability to utilize our net operating loss carryforwards, which could adversely affect our results of operations and our share price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Income Tax Benefits," for a more detailed discussion of net operating loss carryforwards.

                          RISKS RELATED TO OUR INDUSTRY

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY.

        The market for Internet products, services and advertising is rapidly evolving and intensely competitive. We currently or potentially compete with many other providers of Web directories, search and information services such as Babylon, Cleverkeys, Dogpile, MetaCrawler, Google, Yahoo!, MSN, AOL, Ask Jeeves, Britannica.com, WorldBook.com, Groliers.com,

Encarta.msn.com and Dictionary.com. We expect competition to intensify in the future. Barriers to entry may not be significant, and current and new competitors may be able to launch new Websites at a relatively low cost. Accordingly, we believe that our success will depend heavily upon achieving significant market acceptance before our competitors and potential competitors introduce competing services.

        Many of these competitors, as well as potential entrants into our market, have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially greater resources to promotion and Website and systems development than we can.

WE FACE RISKS OF CLAIMS FROM THIRD PARTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT AND OTHER MATTERS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

        Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing products or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

        There can be no assurance that our products do not infringe the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology or content could adversely affect our business.

WE MAY NOT BE ABLE TO PROTECT THE INTELLECTUAL PROPERTY RIGHTS UPON WHICH OUR BUSINESS RELIES, INCLUDING OUR DOMAIN NAME.

        Our ability to compete with other software companies depends in part upon the strength of our proprietary rights in our technologies. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on patent, trademark, trade secret and copyright laws to protect our technology. We cannot be certain, however, that the steps that we have taken to protect our proprietary rights to date will provide meaningful protection from unauthorized use by others. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and we are likely to incur substantial expenditures and divert valuable resources in the process. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies. Consequently, we may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY AND CUSTOMERS.

        For our business to survive and grow, we must continue to enhance and improve the functionality and features of our online products. If new industry standards and practices emerge, our existing products, technology and systems may become obsolete.

        Developing our products and other proprietary technology entails significant technical and business risks, as well as substantial costs. We may use new technologies ineffectively, or we may fail to adapt our products, transaction-processing systems and network infrastructure to user requirements or emerging industry standards. If we face material delays in introducing new products and enhancements, our users may forego the use of our products and use those of our competitors.

NEW TECHNOLOGIES COULD BLOCK THE DISPLAY OF OUR ADVERTISEMENTS, WHICH WOULD HARM OUR BUSINESS.

        Technologies may be developed to block the display of our advertisements. We expect that a portion of our net revenues will be derived from fees paid to us by advertisers in connection with the display of advertisements on our destination website. As a result, ad-blocking technology could, in the future, adversely affect our operating results.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY DAMAGE OUR BUSINESS.

        The laws and regulations applicable to the Internet and our products are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. This legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations. Because the increased use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone services, local telephone carriers have petitioned the FCC to regulate the Internet and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our products. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect us. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity and personal privacy is uncertain. We may be subject to claims that our products violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could damage our business and cause our stock price to decline.

        Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate these laws. Such laws may be modified, or new laws may be enacted, in the future. Any such development could damage our business.

OUR LONG-TERM SUCCESS MAY DEPEND UPON THE GROWTH AND ACCEPTANCE OF INTERNET ADVERTISING AS AN EFFECTIVE ALTERNATIVE TO TRADITIONAL ADVERTISING MEDIA.

        Although we currently derive an insignificant portion of our revenues from advertising sources, we may derive a greater percentage of our revenues from advertising sources in the future and compete with traditional media including television, radio and print, in addition to other Websites, for a share of advertisers' total advertising expenditures. We may face the risk that advertisers might find Internet advertising to be less effective than traditional media at promoting their products or services and may further reduce or eliminate their expenditures on Internet advertising. Many advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Acceptance of the Internet among advertisers will depend, to a large extent, on the perceived effectiveness of Internet advertising and the continued growth of commercial usage of the Internet. Filter software programs that limit or prevent advertising from being displayed on a user's computer are available. It is unclear whether this type of software will become widely accepted, but if it does, it would negatively affect Internet-based advertising. Our business could be seriously harmed if the market for Internet advertising does not continue to grow.

                          RISKS RELATED TO THE OFFERING

A SUBSTANTIAL PORTION OF THE NET PROCEEDS FROM THE OFFERING WILL BE USED TO REPAY OUR BRIDGE FINANCING AND WILL BE UNAVAILABLE FOR WORKING CAPITAL.

        Approximately $2,600,000 of the net proceeds of the offering will be used to repay the principal and accrued interest on the outstanding bridge notes and will not be available for any other purposes. As a result, only approximately $3,500,000 of the net proceeds from this offering will be available to meet our ongoing operating needs and expansion plans. Other than the repayment of the bridge notes, the net proceeds of the offering are broadly allocated, which gives our management discretion in the use of these proceeds. Our management can spend the proceeds from this offering in ways with which our stockholders may not agree. There can be no assurance that the investment of the proceeds will necessarily yield a favorable return for our stockholders.

THE PRICE OF OUR SECURITIES AFTER THE OFFERING COULD BE BELOW THE OFFERING
PRICE.

        The offering price of our securities was arbitrarily determined by negotiations between GuruNet and our representative and does not necessarily bear any relationship to our book value, assets, financial condition, or to any other established criteria of value. The price of our securities after the offering could be below the offering price.

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL. AS A RESULT, YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

        Our securities have not previously been publicly traded. Following the offering, the price of our securities may decline substantially. In addition, the market price of our securities may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

    o   our ability to obtain securities analyst coverage;

    o changes in securities analysts' recommendations or estimates of our financial performance;

    o   changes in market valuations of companies similar to us, and

    o announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments.

        Furthermore, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could harm our business.

YOU WILL SUFFER AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE SECURITIES YOU PURCHASE.

        Prior investors have paid substantially less per share than the price in the offering. The initial public offering price of $5.90 per share of common stock is substantially higher than the pro forma net tangible book value per share of our outstanding securities immediately after the offering. As a result, investors purchasing securities in the offering will incur immediate and substantial dilution of approximately $3.99 per share or approximately 67.6% of the assumed offering price. See "Dilution" for a more detailed description of dilution you will experience if you purchase our securities in the offering. The exercise of outstanding options and warrants and future equity issuances may result in further dilution to investors.

INVESTORS IN THE OFFERING MAY SUFFER ADVERSE EFFECTS IF WE REDEEM THE WARRANTS.

        We may redeem the outstanding warrants commencing one year from the date of this prospectus, on at least 30 days' prior written notice, if the last sale price of our common stock equals or exceeds $10.80 per share for any 20 out of 30 consecutive trading days ending within three trading days before notice is given. If we redeem the warrants, holders of warrants will lose their right to exercise the warrants, except during the 30-day notice of redemption period. Upon the receipt of a notice of redemption of the warrants, the holders would be required to either:

            o exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so;

            o sell the warrants at the then current market price (if any) when they might otherwise wish to hold the warrants; or

            o accept the redemption price, which will be substantially less than the market value of the warrants at the time of redemption.

THERE MAY BE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE EXPIRATION OF LOCK-UP PERIODS, WHICH COULD CAUSE THE PRICE OF OUR STOCK TO FALL.

        After the offering, 3,601,271 shares of our common stock will be outstanding. All of the shares of our common stock sold in the offering will be freely tradable, except for shares purchased by holders subject to lock-up agreements or by any of our existing "affiliates" as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. Of the 3,601,271 shares of our common stock to be outstanding on the closing date of the offering, 2,021,363 shares will be restricted as a result of securities laws and lock-up agreements that holders have signed that restrict their ability to transfer our stock for either 12 or 18 months after the date of this prospectus. Of our outstanding restricted securities, 1,104,285 out of the 1,372,048 shares of common stock held by investors that converted our preferred stock into common stock will be available for sale in the public market 12 months after the date of this prospectus or 6 months after the date of this prospectus if the stock is trading at $9.00 per share. 573,898 shares of restricted stock held by investors in the bridge financing will be available for sale in the public market 12 months after the date of this prospectus or sooner if such shares are sold at certain threshold per share prices. 343,180 shares of restricted stock held by affiliates will be available for sale in the public market 18 months after the date of this prospectus. The representative may waive the terms of these lock-ups. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall and could impair our ability to raise capital by selling additional securities.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY BE IN THEIR OWN INTEREST AND NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS.

        After the offering, our executive officers, directors and principal stockholders will control approximately 23.6% of our outstanding shares. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

OUR CHARTER DOCUMENTS WILL MAKE IT MORE DIFFICULT TO ACQUIRE US.

        Provisions of our Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our board of directors is divided into three classes, with one class being elected each year by our stockholders, which generally makes it more difficult for stockholders to replace a majority of directors and obtain control of our board. In addition, stockholder meetings may be called only by our board of directors, the chairman of the board and the president, advanced notice is required prior to stockholder proposals, and stockholders may not act by written consent. Further, we have authorized preferred stock that is undesignated, making it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of GuruNet.

        Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

                     RISKS RELATED TO OUR LOCATION IN ISRAEL

WE FACE RISKS BECAUSE OF OUR DEPENDENCE UPON OUR OPERATIONS IN ISRAEL.

        Because our operations are conducted in Israel and our principal offices and sole research and development facilities are located in Jerusalem, Israel, our operations are directly affected by economic, political and military conditions affecting Israel. Specifically, we could be adversely affected by:

    o   any major hostilities involving Israel;

    o a full or partial mobilization of the reserve forces of the Israeli army;

    o the interruption or curtailment of trade between Israel and its present trading partners;

    o risks associated with the fact that a significant number of our employees and key officers reside in what are commonly referred to as occupied territories; and

    o a significant downturn in the economic or financial conditions in Israel.

        Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza Strip. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future conflict, political instability or violence in the region may have a negative effect on our business, harm our results of operations and adversely affect our share price. Furthermore, there are a number of countries that restrict business with Israel or with Israeli companies, which may limit our ability to make sales in those countries.

OUR OPERATIONS COULD BE DISRUPTED AS A RESULT OF THE OBLIGATION OF PERSONNEL TO PERFORM MILITARY SERVICE.

        Our key employees and executive officers all reside in Israel, and many of them are obligated to perform annual military reserve duty. Our operations could be disrupted by the absence for a significant period of one or more of our directors, officers or key employees due to military service. Any such disruption could adversely affect our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO ENFORCE COVENANTS NOT TO COMPETE UNDER CURRENT ISRAELI
LAW.

        We have non-competition agreements with all of our employees, almost all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has obtained unique value to the employer specific to that employer's business and not just regarding the professional development of the employee.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE UNITED STATES DOLLAR AND FOREIGN CURRENCIES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

        We incur certain of our expenses for our operations in Israel in New Israeli Shekels (NIS) and translate these amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily NIS, that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, which may affect our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

THE ISRAELI GOVERNMENT TAX BENEFITS PROGRAM IN WHICH WE CURRENTLY PARTICIPATE AND FROM WHICH WE RECEIVE BENEFITS REQUIRES US TO MEET SEVERAL CONDITIONS. THESE PROGRAMS OR BENEFITS MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH MAY RESULT IN AN INCREASE IN OUR TAX LIABILITY.

        Our Israeli subsidiary receives tax benefits authorized under Israeli law for capital investments that are designated as "Approved Enterprises." To be eligible for these tax benefits, we must meet certain conditions. If we fail to meet such conditions, these tax benefits could be cancelled, and we could be required to pay increased taxes or refund the amount of tax benefits we received, together with interest and penalties. Israeli governmental authorities have indicated that the government may in the future reduce or eliminate the benefits of such programs. The termination or reduction of these programs and tax benefits could increase our Israeli tax rates, and thereby reduce our net profits or increase our net losses.

                           FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading "Risk Factors" and elsewhere in this prospectus.

        Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements.

                                 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $6,076,000 from the sale of 1,300,000 shares of common stock and 1,300,000 redeemable common stock warrants being offered at an initial public offering price of $5.90 per share and $0.10 per warrant after deducting $1,014,000 for underwriting discounts and commissions and our representative's non-accountable expense allowance and estimated expenses of approximately $710,000. If the underwriters exercise their right to purchase an additional 195,000 shares of common stock and/or warrants to purchase an additional 195,000 shares of common stock, we will receive an additional $1,053,000 after deducting $117,000 for underwriting discounts and commissions. Assuming no exercise of our underwriters' over-allotment option, we intend to use the net proceeds of this offering as follows:

--------------------------------------------------- --------------  ------------
                                                      APPLICATION    PERCENTAGE
                                                        OF NET         OF NET
                                                       PROCEEDS       PROCEEDS
--------------------------------------------------- --------------  ------------
Repayment of principal plus accrued
interest on the bridge notes sold in the
bridge financing (through June 30, 2004) .........    $2,582,573        42.5%
--------------------------------------------------- --------------  ------------
Research and development .........................    $  800,000        13.2%
--------------------------------------------------- --------------  ------------
Sales and marketing ..............................    $1,250,000        20.6%
--------------------------------------------------- --------------  ------------
Product support ..................................    $  750,000        12.3%
--------------------------------------------------- --------------  ------------
Working capital and general corporate purposes ...    $  693,427        11.4%
--------------------------------------------------- --------------  ------------

                                                      $6,076,000       100.0%
                                                    --------------  ------------

        If more than 50% of the bridge noteholders elect to convert their notes to common stock instead of being repaid in cash, the proceeds will be allocated to working capital.

        Pending any such uses of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments. We believe that the net proceeds from the offering together with funds generated from operations, will meet our anticipated capital funding needs for at least the next 12 months.

        We have significant discretion in the use of the net proceeds of the offering. Investors will be relying on the judgment of our management regarding application of the proceeds of the offering.

                                    DILUTION

        Dilution is the difference between the $5.90 purchase price you will pay for each share of common stock and the net tangible book value per share of those securities immediately after you purchase them. You will experience an immediate and substantial dilution of $3.99 out of the $5.90 you pay for a share because the net tangible book value of your securities will immediately be reduced to $1.91.

        At December 31, 2003, we had a negative net tangible book value of $1,044,446 or $2.94 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 355,325, the number of shares of common stock outstanding at December 31, 2003. After giving effect to the conversion of all of our preferred stock into 1,372,048 shares of common stock and consummation of the bridge financing, the adjusted net tangible book value at December 31, 2003 was $977,291 or $0.57 per share. Furthermore, after giving effect to the sale of the securities in the offering, the adjusted net tangible book value at December 31, 2003 would have been $6,855,028 or $1.91 per share. This represents an immediate increase in net tangible book value of $1.34 per share to the existing stockholders and an immediate and substantial dilution to new investors of $3.99 per share or 67.6% of the assumed offering price.

        The following table illustrates the per share dilution:

        Initial public offering price per share..............              $5.90
             Net tangible per share book value
               before this offering..........................  ($2.94)
             Increase attributable to pro forma
               adjustments before offering...................   $3.51

                 Pro forma net tangible book value
                   per share before offering.................   $0.57
                 Increase attributable to new investors......   $1.34
                                                                -----

        Pro forma net tangible book value per share
          after offering.....................................              $1.91
                                                                           -----

        Dilution per share to new investors in
          the offering.......................................              $3.99

        If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value after the offering would be approximately $2.08 per share (after deducting estimated underwriting discounts and commissions on estimated offering expenses to be paid by us), which would result in dilution to the public investors of approximately $3.82 based on 3,777,930 shares.

        The following table shows the number of shares of our common stock to be owned following the offering by our existing stockholders, holders of the bridge notes and new investors.

                                                                             Total
                                            Shares Acquired              Consideration          Average
                                       ------------------------    -------------------------    Price Per
                                           Number     Percent          Amount      Percent        Share
                                           ------     -------          ------      -------      ---------
Existing stockholders.............       1,727,373     47.97%       $33,114,443     76.28%       $19.17
Noteholders converting............         573,898     15.93%        $2,582,573      5.75%        $4.50
New investors.....................       1,300,000     36.10%        $7,800,000     17.97%        $6.00
Total.............................       3,601,271    100.00%        43,497,016    100.00%
                                         =========    ======        ===========    ======

                                 CAPITALIZATION

        The table below sets forth our capitalization:

        o   on an actual basis as of December 31, 2003;

        o on an unaudited pro forma basis reflecting the issuance of an aggregate of $5 million of bridge notes and warrants issued in our bridge financing in January and February 2004, and the conversion in January 2004 of all of our outstanding shares of preferred stock into 1,372,048 shares of common stock; and

        o on an unaudited pro forma as adjusted basis, giving effect to the sale of the securities in the offering plus the assumed conversion of $2.5 million principal amount of the outstanding bridge notes, plus accrued interest through June 30, 2004 into 555,557 shares of our common stock.

                                                     DECEMBER 31, 2003
                                           ------------------------------------
                                                                     PRO FORMA
                                                        PRO FORMA   AS ADJUSTED
                                             ACTUAL    (UNAUDITED)  (UNAUDITED)
                                           ----------   ----------   ----------

LONG-TERM LIABILITIES (1):
 Liability in respect of severance pay .. $  431,025   $  431,025    $  431,025
 Deferred revenues, one-time fees .......    537,404      537,404       537,404
 Deferred tax liability .................     55,092       55,092        55,092
                                          ----------   ----------    ----------

 TOTAL LONG-TERM LIABILITIES ............ $1,023,521   $1,023,521    $1,023,521

STOCKHOLDERS' EQUITY:

 Convertible preferred stock:

 Series A; $0.01 par value; 130,325
shares as of December 31, 2003;
aggregate liquidation preference of
$300,000; pro forma and pro forma as
adjusted none outstanding                      1,303           --            --

 Series B; $0.01 par value; 217,203
shares as of December 31, 2003; 181,112
shares as of December 31, 2003;
aggregate liquidation preference of
$1,350,000; pro forma and pro forma as
adjusted none outstanding                      1,811           --            --

 Series C; $0.01 par value; 260,643
shares as of December 31, 2003; 238,119
shares as of December 31, 2003;
aggregate liquidation preference of
$2,750,000; pro forma and pro forma as
adjusted none outstanding                      2,381           --            --

 Series D; $0.01 par value; 824,646
shares authorized as voting stock and
21,721 shares authorized as non-voting
stock as of December 31, 2003; 807,468
shares of voting stock and 15,024
shares of non-voting stock as of
December 31, 2003; aggregate
liquidation preference of $28,400,000;
pro forma and pro forma
as adjusted none outstanding                  8,225            --            --

Common stock; $0.001 par value;
2,856,937 shares authorized as of
December 31, 2003; 355,325 shares
issued and outstanding as of December
31, 2003; pro forma and pro forma as
adjusted 1,727,373 outstanding                  355         1,727         3,583

Additional paid-in capital               33,100,368    35,134,453    42,589,789

Deferred compensation                      (125,873)     (125,873)     (125,873)

Accumulated other comprehensive loss        (27,418)      (27,418)      (27,418)

Deficit accumulated during
 development stage                       (34,005,598) (34,005,598)  (35,585,053)
                                         -----------  -----------   -----------

TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)  (1,044,446)      977,291     6,855,028
                                         -----------  -----------   -----------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

GENERAL

        Since our inception in 1998, we have acquired and developed technology that intelligently and automatically integrates and retrieves online information from disparate sources and delivers the result in a single consolidated browser window. Our technology, combined with relevant reference content that we license from various providers, enabled us to attract thousands of users of our publicly available, free individual reference tool from September 1999 through October 2002. In October 2002, we began charging a fee for our products.

        In 2000, we began commercializing our technology by creating corporate enterprise software products, which integrate the data of a specific corporate customer into our software so that its users may access customized data using our products. In addition to providing our enterprise users with the same reference information available in our free publicly available product, the reference information our enterprise users received was tailored to include additional information derived from such enterprise user's own internal database. We achieved 2002 revenues of $1,113,381 from licensing our enterprise software and related professional services to five customers. We found that the pace of revenue growth was slower than what we had originally expected. Launching our enterprise products coincided with a general downturn in the enterprise software market. We attributed this downturn to a worldwide slowdown in sales due to a global recession and a realization that companies spent too much on technology in the previous decade. Sales cycles in the enterprise space were longer than we had originally expected and we concluded that we did not have adequate resources to continue with an enterprise software strategy.

        In December 2002, we decided to exit the enterprise software market and focus our resources on commercializing our public product that had been distributed for free through October 2002. Our product was improved and launched in March 2003. We began selling it primarily to individual consumers. In conjunction with the shift in our business model, we significantly reduced our operating expenses by closing our California office, which had been engaged primarily in enterprise sales and marketing, and professional services.

RESULTS OF OPERATIONS

        Due to the change in our business strategy and the closing of our California office in December 2002, our results of operations for the year ended December 31, 2003 are not comparable to the results for the same period in 2002.

        REVENUES

        Our revenue for the year ended December 31, 2003 was $28,725 compared to $1,113,381 for the year ended December 31, 2002, representing a decrease of $1,084,656 or 97.4%. Revenues in 2003 resulted primarily from maintenance contracts on the enterprise systems that we sold in 2002. The launch of our product line in March 2003 had almost no impact on 2003 revenue because during 2003, we sold lifetime subscriptions and did not recognize revenue from these sales since the obligation to continue serving such content had no defined termination date and we do not have adequate operating history to estimate the life of the customer relationship. The cash from those sales, which amounted to approximately $537,000 at December 31, 2003, is reflected on the accompanying balance sheet as "Deferred revenues, long-term." Beginning in December 2003, we began offering GuruNet subscriptions to the public on an annual subscription basis, rather than a lifetime fee basis. Revenues from such subscriptions are amortized over the life of the related subscription. Beginning in June 2004, we plan to offer users who purchased lifetime licenses the opportunity to exchange their lifetime license for an initial free defined-term license to a newer enhanced version of GuruNet. The cash received from previous sales of one-time licenses will be recognized over the new defined-term subscription period for users who agree to this offer. Revenues in 2002 are comprised primarily of license and professional services revenue we earned from five corporate enterprise customers. One corporate enterprise customer comprised over 90% of 2002 revenue. Of the total 2002 revenues, approximately 25% resulted from software licensing and the remainder from professional services we provided in connection with the software licenses.

        Gross margin for the year ended December 31, 2003 was $(694,624) compared to $(470,819) for the year ended December 31, 2002, an increase in the loss of $223,805 or 47.5%. We are in development stage and have not reached a level of revenue that allows for a positive gross profit based on our business model. Our cost of revenues includes costs that are generally fixed and are only partially impacted by our revenue levels, such as fees to third party providers of content and web hosting services.

        COST OF REVENUES

        Cost of revenues for the year ended December 31, 2003 was $723,349, compared to $1,584,200 for the year ended December 31, 2002, a decrease of $860,851 or 54.3%. The decrease resulted primarily from closing our California office and our exit from selling enterprise products in December 2002. Also in December 2002, we terminated all of our professional services personnel because we were no longer selling enterprise products, and we retained a technical support team to support our product. The net reduction in salaries, benefits and overhead costs totaled approximately $817,000. Cost of sales is comprised of fees to third party providers of content, web hosting services, technical and customer support and professional services salaries, benefits and overhead costs.

        RESEARCH AND DEVELOPMENT EXPENSES

        Research and development expenses for the year ended December 31, 2003 were $910,114, compared to $2,659,966 for the year ended December 31, 2002, a decrease of $1,749,852 or 65.8%. The decrease was due to the reduction of our development team by 16 employees at various points between May and December 2002. The salaries, benefits and overhead costs of personnel, conducting research and development of software and Internet products comprise research and development expenses.

        SALES AND MARKETING EXPENSES

        Sales and marketing expenses for the year ended December 31, 2003 were $478,942, compared to $2,428,939 for the year ended December 31, 2002, a decrease of $1,949,997 or 80.3%. In 2003, our sales and marketing expenses consisted of salaries, benefits and overhead costs of personnel, public relations services and advertising programs, including Internet-based keyword-targeted advertising services. In 2002, our sales and marketing expenses consisted primarily of salaries and benefits of personnel and overhead costs. The reduction in sales and marketing expenses in 2003 as compared to 2002 resulted primarily from the change in our business strategy and the closing of our California office, and the termination of most of our sales and marketing personnel. As a result, we eliminated approximately $1.2 million in annual salaries, benefits and travel costs, and approximately $705,000 in rent and office expenses.

        GENERAL AND ADMINISTRATIVE EXPENSES

        General and administrative expenses for the year ended December 31, 2003 were $678,645, compared to $940,841 for the year ended December 31, 2002, a decrease of $262,196 or 27.9%. General and administrative expenses consist primarily of salaries, benefits and overhead costs for executive and administrative personnel, credit card fees, insurance, fees for professional services, including consulting, legal, and accounting fees, travel costs, non-cash stock compensation expense for the issuance of stock and stock options to non-employees, as well as other general corporate expenses. The decrease in general and administrative expenses was due primarily to the closing of our California office.

        INCOME TAX EXPENSE

        Our effective tax rate differs from the statutory federal rate due to differences between income and expense recognition prescribed by the United States and Israeli tax law and Generally Accepted Accounting Principles. We utilize different methods and useful lives for depreciating property and equipment. The recording of certain provisions result in expense for financial reporting but the amount is not deductible for income tax purposes until actually paid. Our deferred tax assets are fully offset by a valuation allowance because realization depends on generating future taxable income, which, in our estimation, is not more likely to transpire, than to not transpire.

        We had net operating loss carryforwards for federal and state income tax purposes of approximately $26 million at December 31, 2003 and $20.1 million at December 31, 2002. The federal net operating losses will expire if not utilized on various dates from 2019 through 2023. The state net operating losses will expire if not utilized on various dates from 2009 through 2013. Our Israeli subsidiary has capital loss carryforwards of approximately $604,000 that can be applied to future capital gains for an unlimited period of time under current tax rules.

        The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. The bridge financing and the offering are likely to result in a change of control in ownership, as defined in Section 382 of the Internal Revenue Code. Accordingly, our ability to utilize net operating losses and credit carryforwards may be limited as the result of such an ownership change.

        Our subsidiary had income in 2003 and 2002, resulting from its cost plus agreement with the parent company, whereby it charges us for research and development services it provides to us, plus 12.5%. However, the subsidiary is an "approved enterprise" under Israeli law, which means that income arising from the subsidiary's approved activities is subject to zero tax under the "alternative benefit" path for a period of ten years. In the event of distribution by the subsidiary of a cash dividend out of retained earnings which were tax exempt due to the "approved enterprise" status, the subsidiary would have to pay a 10% corporate tax on the amount distributed, and the recipient would have to pay a 15% tax (to be withheld at source) on the amounts of such distribution received. As of December 31, 2003, we accrued approximately $55,000 to reflect the estimated taxes that the subsidiary would have to pay if it distributed its accumulated earnings to us. Should the subsidiary derive income from sources other than the approved enterprise during the relevant period of benefits, this income will be taxable at the tax rate in effect at that time (currently 36%). Through December 31, 2003, our Israeli subsidiary received tax benefits of approximately $560,000.

CRITICAL ACCOUNTING POLICIES

        While our significant accounting policies are more fully described in the notes to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be the most critical in understanding the judgments and estimates we use in preparing our consolidated financial statements:

USE OF ESTIMATES

        Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, accrued expenses and the fair value of our common and preferred stock particularly as it relates to stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and could have a material impact on our reported results.

ACCOUNTING FOR STOCK-BASED COMPENSATION

        In January 2003, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123" ("SFAS 148"), which provides alternative methods of transition for a voluntary change to a fair value based method of accounting for stock-based employee compensation. In addition, SFAS

148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have determined that we will continue to account for stock-based compensation for employees under APB 25, and elect the disclosure-only alternative under SFAS 123 and provide the enhanced disclosures as required by SFAS 148.

        We record deferred stock-based compensation expense for stock options granted to employees and directors if the fair value of the stock at the date of grant exceeds the exercise price of the option. We recognize expenses as we amortize the deferred stock-based compensation amounts over the related vesting periods. The fair value of our stock was determined by us based on a number of factors including input from our advisors, and comparisons to private equity investments in us. These valuations are inherently highly uncertain and subjective. If we had made different assumptions, our deferred stock-based compensation amount, our stock-based compensation expense, our net income and our net income per share could have been significantly different.

        The fair value of stock options granted to non-employees is measured throughout the vesting period as they are earned, at which time we recognize a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the fair value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. As discussed above, the fair value of the underlying stock was based on assumptions of matters that are inherently highly uncertain and subjective. As there has been no public market for our stock, our assumptions about stock price volatility are based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our stock price volatility following the offering. If we had made different assumptions about the fair value of our stock or stock price volatility, the related stock based compensation expense and our net income and net income per share amounts could have been significantly different.

        We are required in the preparation of the disclosures required under SFAS 148 to make certain estimates when ascribing a value to stock options granted during the year. These estimates include, but are not limited to, an estimate of the average time option grants will be outstanding before they are ultimately exercised and converted into common stock. These estimates are integral to the valuing of these option grants. Any changes in these estimates may have a material effect on the value ascribed to these option grants. This would in turn affect the amortization used in the disclosures we make under SFAS 148, which could be material. Further, the rules governing accounting for option grants continue to evolve. Should we be required in future periods to include amortization expense of stock option compensation, such amortization would have a material adverse effect on our results of operations.

ACCOUNTING FOR INCOME TAXES

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves management estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax item in the statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have fully offset our US deferred tax asset with a valuation allowance. Our lack of earnings history and the uncertainty surrounding our ability to generate taxable income prior to the expiration of such deferred tax assets were the primary factors considered by management in establishing the valuation allowance. Deferred tax assets and liabilities in the financial statements result from the tax amounts that would result if our Israeli subsidiary distributed its retained earnings to us. This subsidiary continues to generate taxable income in respect of services provided to us, and therefore we believe that the deferred tax asset relating to the Israeli subsidiary will be realized. In the event that our subsidiary's products would not generate such taxable income, we would need to write off the deferred tax asset as an expense in the statement of operations. It should be noted that as the income is derived from us, it is eliminated upon consolidation.

FOREIGN CURRENCY TRANSLATION

        In preparing our consolidated financial statements, we translate non-US dollar amounts in the financial statements of our Israeli subsidiary into US dollars. Determination of functional currency involves management's judgment in analyzing the relevant facts and circumstances. Generally, the currency in which a subsidiary transacts a majority of its transactions would be considered the functional currency. If any subsidiary's functional currency is deemed to be the local currency, then any gain or loss associated with the translation of that subsidiary's financial statements would be included as a separate part of our stockholders' equity under the caption "cumulative translation adjustment." We consider the New Israeli Shekel (NIS) to be the functional currency for our Israeli subsidiary. All gain or loss associated with the translation of our subsidiary's financial statements are included as a separate part of our stockholders' equity. Had we used the U.S. dollar as the functional currency of our subsidiary, any gain or loss associated with the translation of these financial statements would have been included within our statement of operations. We believe that the amount of such gain or loss in 2003 would not have been material.

        Beginning February 2004, our Israeli subsidiary began paying substantially all of its salaries linked to the dollar, rather than the NIS. Based on this change, and in conjunction with all other relevant factors including, the currency in which the subsidiary transacts a majority of its transactions, management has determined that the subsidiary's functional currency, beginning the first quarter of 2004, is the U.S. dollar.

Recently Issued Accounting Pronouncements

        On May 15, 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We have applied SFAS 150 to a financial instrument entered into during the second half of 2003 with four investors.

        In January 2003, the FASB issued FASB Interpretation No. 46, "CONSOLIDATION OF VARIABLE INTEREST ENTITIES" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements ("ARB 51"), to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without an additional subordinated financial support from other parties. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. That requirement usually has been applied to subsidiaries in which an enterprise has a majority voting interest. The voting interest approach is not effective in identifying controlling financial interests in entities that are not controllable through voting interest or in which the equity investors do not bear the residual economic risk. FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether it is its primary beneficiary and therefore is required to consolidate that entity. FIN 46 also addresses the initial valuation of the assets and liabilities to be consolidated, the treatment of any gain or loss resulting from the initial measurement and disclosures requirements for the primary beneficiary. All entities with variable interest in variable interest entities created after January 31, 2003 shall apply the provisions of FIN 46 immediately. Public entities with a variable interest in variable interest entities created before February 1, 2003 shall apply the provisions of this Interpretation no later than the first interim or annual reporting period beginning after December 15, 2003. On December 24, 2003, the FASB issued an Interpretation which clarified and modified FASB Interpretation No. 46 (FIN 46R). FIN 46R is not expected to have any significant impact on our financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

        GENERAL

        From our inception through December 31, 2003, our operations have been funded almost entirely through the proceeds of approximately $33,000,000 that we received from the issuance of four series of convertible preferred stock between December 1998 and June 2000. These funds raised were used primarily to fund research and development, sales and marketing, business development and general and administrative costs.

        As of December 31, 2003, we had $1,043,292 of assets consisting of $123,752 in cash and cash equivalents, $187,531 in other current assets and the remaining balance in property and equipment and long-term deposits. Total liabilities as of December 31, 2003 reflect current liabilities of $1,064,217, consisting primarily of advances on account of shares and stock warrants of $200,000, accounts payable of $215,684, accrued expenses of $326,186, short-term deferred revenue of $29,234 and accrued compensation of $293,113. Long-term liabilities in respect of employee severance obligations, deferred tax liability and deferred revenue were $1,023,521 at December 31, 2003.

        Cash flows for the years ended December 31, 2003 and 2002 were as follows:

                                                  2003                2002
                                              -------------       -------------
Net cash used in operating activities         $  (1,361,028)      $  (6,204,833)
Net cash used in investing activities         $     (35,913)      $     (36,505)
Net cash provided by financing activities     $      45,884       $     975,473

        The decrease in net cash used in operating activities in 2003 compared to 2002 was primarily related to the overall decrease in expenses. Cash used in operating activities of $1,361,028 in 2003 consisted of net loss of $2,808,783 adjusted for certain non-cash items of $848,602, including depreciation, amortization, deferred charges, long-term deferred revenues from lifetime licenses of $537,000 and certain employee severance obligations, and $599,153 of changes to working capital, which included a decrease in accounts receivable balances of approximately $372,657, reflecting the collection in 2003 of accounts receivable of $354,897 from our largest enterprise customer for services performed in 2002. Accounts payable increased $180,413, which reflects a slowdown in the time we paid our bills at the end of 2003. Cash used in operating activities in 2002 of $6,204,833 consisted primarily of net loss of $7,549,711 adjusted for non-cash items of $1,722,120, partially offset by $377,242 of changes to working capital. The most significant non-cash item in 2002 was loss of $1,006,064 on the sale of property and equipment and other reorganization costs that transpired in connection with closing our California office in December 2002.

        Cash used in investing activities of $35,913 in 2003 and $36,505 in 2002 is attributable to capital expenditures of $48,454 and $51,040 in 2003 and 2002 respectively, less net decreases in deposits with various parties in 2003, and proceeds from the sale of property and equipment in 2002. Capital expenditures have generally comprised purchases of computer hardware, software, and furniture and fixtures.

        Net cash provided by financing activities in 2003 of $45,884 resulted primarily from our receipts of $200,000 from the sale of shares of our common stock to four investors, offset by $155,116 of costs relating to our January and February 2004 bridge financing. Cash provided by financing activities in 2002 of $975,473 resulted primarily from long-term deposits that matured.

        Cash and cash equivalents at December 31, 2003 were insufficient to provide the operating capital we needed to operate. In January and February, 2004, we issued $5 million aggregate principal amount of bridge notes. The bridge notes are due on the earlier of the first anniversary of their issuance or the consummation of this offering. After deducting transaction fees, including underwriting and legal fees, we received approximately $4,450,000 from the issuance of the convertible promissory notes, including the $200,000 received from the sale of shares to four investors in 2003. The proceeds of the convertible promissory notes have enabled us to continue operating in 2004.

        CURRENT AND FUTURE FINANCING NEEDS

        We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts and our sales and marketing efforts. Our working capital requirements and cash flow from operations are expected to vary from quarter to quarter, depending on the success of our sales and marketing activities, product development activities, operating expenses, capital expenditures and other factors. We received funding in January and February 2004 through convertible promissory notes that are due on the earlier to occur of the first anniversary of their issuance or the consummation of this offering. We will have to repay up to $2,500,000 in principal plus accrued interest on the bridge notes sold in the bridge financing if the holders choose not to convert their notes into common stock in connection with the offering.

        Our financial statements were prepared using principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our funding issues we have described raise substantial doubt as to our ability to continue as a going concern if this offering is not successful and our most recent independent auditor's report contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments to the value or classification of our assets and liabilities that we may need to make if we are unable to continue operating as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

        We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

OBLIGATIONS AND COMMITMENTS

        As of December 31, 2003, we have known contractual obligations, commitments and contingencies of $278,096 as delineated below:

                                           PAYMENT DUE BY PERIOD
                             --------------------------------------------------
                                        LESS THAN      1-3       3-5   MORE THAN
CONTRACTUAL OBLIGATIONS        TOTAL      1 YEAR      YEARS     YEARS   5 YEARS
                             --------    --------    ------    ------    ------
Purchasing Contracts (1)     $ 75,250    $ 75,250        --        --        --
Operating leases (2)          202,846     178,151    24,695        --        --
                             --------    --------    ------    ------    ------
Total                        $278,096    $253,401    24,695        --        --
                             ========    ========    ======    ======    ======

        (1) In the ordinary course of business, we enter into various contractual arrangements with content providers. These contracts generally extend for approximately one year without legal obligation to continue beyond the initial term.

        (2) As of December 31, 2003, future minimum lease payments under non-cancelable operating leases were $202,846. As security for future rental commitments, the subsidiary provided a bank guarantee of approximately $113,000. All of the subsidiary's obligations to its bank, including the bank guarantee, are secured by a lien on all of the subsidiary's deposits at such bank. As of December 31, 2003, deposits amounted to $158,396, including a long-term deposit of $101,210.

                                    BUSINESS

GENERAL

        We provide integrated online reference answers and possess the technology that enables rapid delivery of concise reference information over the Internet. Since our inception in 1998, we have acquired and developed technology that intelligently and automatically integrates and retrieves information from disparate sources and delivers the result in a single consolidated browser window. We seek to generate revenues by selling subscriptions for our products and by monetizing visitor traffic to our Website in the form of sponsored links and paid advertisements.

        Our answer engine product delivers snapshot, multi-faceted definitions and explanations from credible, attributable reference sources about numerous topics in our database. We seek to differentiate ourselves by providing our users with relevant, high quality reference information that enhances results achieved through traditional search engines. While most search engines respond to an Internet user's query by displaying a long list of links to other Websites that in some way may be related to the query term, our answer engine automatically displays relevant, narrative responses to a user's query. Our answer engine also includes tabs that provide other related information in various formats such as charts, graphs and maps.

        We cull our reference information from over 100 authoritative reference sources such as:

            o   Houghton Mifflin's American Heritage Dictionary (Fourth
                Edition);

            o   Roget's II New Thesaurus, (Third Edition);

            o   Columbia University Electronic Encyclopedia (Sixth Edition); and

            o   CBS MarketWatch's Inlumen company profiles.

By displaying the source of each piece of our information on each web page, we enable our users to make their own independent evaluation as to the reliability of our information.

        Our answer engine product works within any Windows-based program by accessing our online library over the Internet using software downloaded on the Microsoft Windows(R) operating system. Once downloaded, a user working in any application such as e-mail, spreadsheet, word processing, database or other program or application need only "alt-click" on a word or phrase within a document and our answer engine will access our online library and display information about that word or phrase in a pop-up window. Our answer engine analyzes surrounding words in context for a more accurate answer. For example, Ford Motor Company is different from Henry Ford or Harrison Ford. Our answer engine also may be accessed through a toolbar for query lookup while using Microsoft Internet Explorer for Windows(R) or by accessing our destination website without the need to download any software. While Web users enjoy our integrated reference information, our Web-based product does not provide the "alt-click" command, reference source library tree view and context analysis that we include in our software.

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


INDUSTRY BACKGROUND

        The emergence and wide acceptance of the Internet fundamentally has changed how millions of people and businesses find information, shop and purchase goods and services. Web search engines are one of the most popular and useful services on the Internet for people seeking to find information about businesses, goods and services. According to Nielson/NetRatings, approximately 76% of the active online U.S. population used a search engine during January 2004. The 114.5 million unique users each spent nearly forty minutes using search engines during the month, making search sites second only to email providers as the most popular category of Website.

        Search engines provide two critical functions. First, they gather, index and store information about Websites in a database. Second, they present search results in the form of links directly to Websites. Businesses seeking to increase the number of visitors to their Websites have increasingly recognized the value of being included in search results in response to relevant words or phrases. U.S. online advertising revenues were approximately $7.3 billion in 2003, a 21% increased from $6.0 billion in 2002. By 2005, U.S. online advertising is expected to become a $10.2 billion industry.

        Historically, companies in the Internet industry have earned money through payment from advertisers for Web space, as well as by charging subscribers for access to Web content. Today, only companies offering superior content have managed to profit through these methods. However, search engine companies are earning revenues through paid search results. According to the eMarketer Search Engine Marketing report, U.S. paid search advertising spending increased by 123% from $923 million in 2002 to over $2 billion in 2004. Estimated to grow by $0.5 billion in 2004 and 2005, paid search will remain a substantial part of online advertising revenues.

        Internet advertisers can select from a variety of performance-based advertising alternatives, including pay-per-click banner display advertisements, e-mail and pop-up campaigns. However, performance-based, keyword-targeted search-based advertisements have grown faster than most other alternatives. One advantage of keyword-targeted advertisements is that they get an advertiser's message in front of prospects at the time that a prospect has shown he or she is interested in what the advertiser has to offer, either because the prospect has searched for the keyword, clicked on a directory link, or has visited a site that relates to that keyword. Keyword search advertising has showed the strongest growth in advertising revenue in 2003, accounting for 35% of all online advertising revenue in 2003, up from 15% in 2002.

        Internet users and advertisers have come to rely on browser applications, customized downloadable applications and Websites that provide Web directories, search engines or contextually relevant listings as ways for potential buyers to find the companies that provide the products and services they seek to purchase. These applications and Websites enable consumers and businesses to find a listing of advertiser websites matching a descriptive word or phrase, while offering advertisers exposure to a highly relevant Internet audience that has already indicated an interest in their products or services. However, in order to attract and retain users, many of these applications and Websites have created additional tools and a vast array of content and services that are costly to build and maintain.

OUR STRATEGY

        Our strategy is to establish GuruNet as a leading answer engine service provider for reference information on the Internet. We plan to generate revenues by:

    o Directly selling subscriptions to our products to consumers at the current rate of $30.00 per year; and

    o attracting advertising revenues by providing advertisers with focused and targeted audiences for their products.

The key elements of our strategy are to:

        CONTINUE TO BUILD THE GURUNET BRAND. To enhance public awareness of our answer engine product, we are pursuing a brand development strategy through mass marketing and targeted advertising and public relations. Our branding strategy centers on positioning GuruNet as an answer engine rather than a more traditional search engine for users needing quick, concise and accurate information rather than a long list of links to sift through. To date, we have received favorable reviews from numerous publications including The Washington Post, The Wall Street Journal and Children's Software Revue (for our Kids Edition). We believe that building our brand will increase traffic to GuruNet and, as a result, increase revenues by attracting customers and advertisers.

        CONTINUE TO DEVELOP OUR REFERENCE INFORMATION. To maintain our competitive advantage, we must continue to develop a rich base of reference information. To supplement our ongoing efforts in increasing the depth and breadth of our reference information, we intend to continue entering into arrangements with content providers to display their reference information in response to our users' queries.

        CONTINUE TO DEVELOP OUR ABILITY TO TARGET OUR AUDIENCE. We believe that we can serve advertisers on the Internet by effectively targeting interested audiences and consumers. We intend to continue to develop and monitor our subscription base so that our advertisers may effectively reach their target audiences.

THE GURUNET EXPERIENCE

        We employ an innovative approach to enhancing our users' experience. Our Windows product performs three functions:

            o   identifying the pointed-to terms in context ("screen-scraping");

            o communicating automatically with the back-end server over the Internet; and

            o maintaining the user interface, presentation, menus and dialog boxes.

        Most computer applications such as word processing, spreadsheet and e-mail are not integrated with the Internet and require users to open a separate Web browser to obtain information from the Internet. Our answer engine works differently. Assuming the user is connected online to the Internet, a user may click on any text in any e-mail, spreadsheet, word processing or database program or Web page and simultaneously press the alt-key. This "alt-click" will automatically signal our Windows product to determine the context of the clicked-on text and neighboring words and communicate with our answer engine to analyze and process the query. The neighboring words assist in determining the text's proper context.

        Once the text's context has been determined, our answer engine automatically will research and determine the best match for the selected word, term, name or phrase. Our answer engine will then open a pop-up window with a fully-contained definition or explanation of that word, term, name or phrase. Our user interface contains numerous tabs, offering our users a multi-faceted reference guide to a particular topic. A "Search Web" tab always appears on the screen, allowing users to search the Internet for other interesting Web pages.

                                [GRAPHIC OMITTED]
               [SCREEN SHOT OF GURUNET - SEARCH RESULTS OF "DNA"]

PRODUCTS

        Our products enable consumers and end users to access our answer engine. Our users can look up topics in several different ways:

            o   GuruNet for Windows;
            o   GuruNet on the Web;
            o   GuruNet IE Toolbar;
            o   GuruNet Kids; and
            o   GuruNet for Mac (commencing June 2004).

        Customers may purchase a one-year subscription for the current rate of $30.00. We offer a discounted rate to groups of at least ten who wish to purchase our subscriptions. Beginning in

May 2004, we plan to offer users who purchased lifetime licenses the opportunity to exchange their lifetime license in return for an initial free defined-term license to a newer enhanced version of GuruNet. The cash received from previous sales of one-time licenses would be recognized over the new defined-term subscription period for users who agree to this offer.

        GURUNET FOR WINDOWS. In March 2003, we began selling our GuruNet for Windows product. Our flagship product delivers single-click reference answers anywhere in Windows. The user can "alt-click" on any word on the screen, in any Windows application such as Office, e-mail or browser, and our answer engine looks it up in its online library and delivers a snapshot answer in an unobtrusive pop-up window on the screen. For example, if a subscriber receives an e-mail and does not understand a word contained in the text of the email or would like more information about a particular topic discussed in the e-mail, a GuruNet for Windows subscriber could just "alt-click" on that word or topic and would receive in a pop-up window relevant information about that word or topic. Our answer engine analyzes surrounding words in context for a more accurate answer. For example, Ford Motor Company is different from Henry Ford or Harrison Ford. GuruNet for Windows also includes a library tree for perusing the reference sources and a convenient "Topicbar" for looking up words or phrases any time.

        GURUNET ON THE WEB. In March 2004, we released GuruNet on the Web. This version of our search answer product requires no download, but users must visit our destination Website to enter a query. The information is delivered to the user in standard HTML format inside a standard browser. The advantage of this product is that a subscriber may access our information from any computer, rather than just the computer on which GuruNet for Windows is installed. The picture below illustrates our "Topicbar" when a user conducts a search for "Harry Truman."

        [GRAPHIC OMITTED]
        [SCREEN SHOT OF GURUNET WEBSITE - GURUNET'S "TOPICBAR"
         WITHIN SEARCH RESULTS FOR "HARRY TRUMAN."]

        GURUNET IE TOOLBAR. In March 2004, we released a toolbar for query lookup, which serves primarily as a convenient way of using GuruNet on the Web. This minimal download uses Microsoft Internet Explorer for Windows and gives users an easy way to find information while browsing the Internet.

        GURUNET KIDS. In June 2003, we launched GuruNet Kids, a product specifically geared to students Grades 2 through 6. GuruNet Kids is child-friendly, without the options that allow unrestricted access to live web content.

        GURUNET BETA FOR MAC. GuruNet for Mac is in the testing and development stage. In June 2004, we expect to launch a beta version of GuruNet for Mac. Like GuruNet for Windows, this version consists of downloadable software. It enables global hotkey access from within most applications running on the Apple Macintosh using the OS/X operating system.

        GURUNET FREE. In addition to our subscription-based products, we also offer complementary access to dictionary, thesaurus, and other basic reference information through our products.

FUTURE PRODUCTS

        Among the products or markets that we seek to develop are:

            o Premium answer engine products for vertical markets other than education;

            o   Bulk licenses directly or through resellers to organizations;

            o Partnering with other websites that would place a topic lookup bar inside their own Web pages; and

            o Bundling our products with various computer equipment manufacturers, software vendors and Internet portal properties.

SALES, MARKETING AND DISTRIBUTION

        DIRECT TO CONSUMER. We sell our services and software over the Internet directly to consumers and end users. The primary ways in which we intend to reach our target audience are:

            o PUBLIC RELATIONS. We have contracted with public relations services and have experienced success in building our brand. We have received favorable reviews from numerous publications including USA TODAY, THE WASHINGTON POST, THE WALL STREET JOURNAL and PC MAGAZINE and plan on expanding our public relations efforts.

            o ELECTRONIC AND OTHER ADVERTISING. We have primarily advertised with sites that attract users interested in reference tools and software such as Download.com, Word-of-the-Day and LockerGnome. We plan on continuing to focus our advertising efforts to most effectively reach consumers who are interested in our products and services.

            o WORD OF MOUTH. As we increase our subscription base, we hope that we will continue to generate positive word of mouth to lead to more customers for our products.

        EDUCATION. We see the educational sector as a key market that could benefit from our products, which provide:

            o   credible, attributed information, and

            o filtered results, avoiding offensive or inappropriate materials for students through the use of child friendly search engines.

        We help students of all ages focus on finding facts, not surfing web links. Our products offer students and teachers quick, accurate, focused information that comes to the point of need eliminating potential distractions associated with searching for information on the Internet.

        Our specific target market is parents concerned with filtering and improving the quality of information that their children access on the Internet. In June 2003, we launched a GuruNet Kids Edition specifically geared to students Grades 2 through 6. It is child-friendly, without the options that allow unrestricted access to live web content.

        ADVERTISING. We have the capacity to monetize two kinds of advertisements and sponsored search. The first is showing sponsored search results in our own "Search Web" tab. The second is to display advertisements and sponsored links in our GuruNet Library "results" tab. This could potentially become a more substantial part of our business model as our query traffic increases. We currently have an agreement with InfoSpace, through which InfoSpace locates advertisers seeking to display sponsored links on our results pages.

CONTENT PROVIDERS AND HOSTING SERVICES

        SCOPE AND QUALITY OF INFORMATION. Our library contains over 100 sources of reference information, culled and integrated from both premium subscription-based reference sources, such as CBS MarketWatch's Inlumen company profiles, and publicly available Web sources, such as The Official Website of The Baseball Hall of Fame.

        Our answer engine offers customers access to various topics, including:

            o General reference: dictionary, thesaurus, encyclopedia and history;

            o Language: idioms, translations, new words, acronyms, abbreviations, lexicon, idioms, grammar, sign language, quotes about and quotes by;

            o Business: company snapshot descriptions, economics, finance, investment terms and currency conversions;

            o Arts and culture: fine arts, literature, poets, music, instruments and study guide;

            o   Legal: legal dictionary and famous US Supreme Court cases;

            o Medical: medical dictionary, medical analysis, health topics and phobias;

            o Science and technology: conversions, computer encyclopedia, science, genetics, chemistry, mathematics and e-mail shorthand;

            o People: famous personalities and celebrities, historical figures, musical artists, authors, columnists, royalty and sports biographies;

            o Food and nutrition: nutritional values, recipes, diets and wine glossary;

            o Government: US presidents, US cabinet, US congress, political parties (international), national anthems and world leaders;

            o Leisure: holidays, gardening, movies, TV shows, song lyrics, Harry Potter terms, wood glossary and yoga;

            o Religion: Bible, Christianity, Judaism, Islam, Hinduism and Buddhism;

            o Places: countries, states, weather, maps, dialing codes, local times, currencies by country, state parks and universities;

            o Military: military terms, marine lingo, weapons and bio-terrorism; and

            o Sports: baseball hall of fame, golf, tennis, MLB, NFL, NHL and NBA.

        We may change any of the topics covered from time to time. The information displayed for our users is automatically consolidated from various source references into an easy to read, user-friendly format. We license content provided through our products pursuant to written agreements with recognized and reputable collators of useful information. These agreements are generally for a year or more, renewable by consent of the parties, and give us the right to provide the licensed information to our end users through our products. Our product also includes content we license at no cost, and content from the web. We rely on written license agreements with our premium subscription based content providers. If we are unable to renew our current license agreements on terms acceptable to us, we will need to develop relationships with alternative providers of content of comparable value to our users.

        WEB HOSTING. We outsource our Web hosting to SAVVIS Communications Corporation at the rate of $13,500 per month. We use servers operated by SAVVIS to operate our proprietary software developed in our Jerusalem, Israel development facility. The servers receive a user's query, analyze the query for the best possible match and return a properly formatted result. Our agreement with SAVVIS terminates in December 2004. Web hosting services are generally available from multiple sources and we believe that we can replace SAVVIS if they can no longer supply Web hosting services to us on acceptable terms.

        In addition, the servers host the tools and databases required to maintain our consolidated information sources. We currently utilize ten machines running the UNIX(R) and LINUX operating systems and anticipate that we have the ability to add capacity as required.

RESEARCH AND DEVELOPMENT

        We devote a substantial portion of our resources to inventing and developing new products, maintaining and enhancing existing products, expanding and improving our fundamental technology and strengthening our technological expertise. Our engineering and production teams are located in our Jerusalem, Israel development facility. We have developed internally, acquired or licensed the products and services we offer.

COMPETITION

        We operate in the market for Internet products and services, that is highly competitive and characterized by rapid change, converging technologies and increased competition from companies offering information integrated into other products and media properties. Our ability to compete depends on numerous factors, many of which are outside our control. Some of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources to the development and promotion of their services than we can to ours. Our competitors may develop products and services that are equal or superior to ours or that achieve greater market acceptance. Many of our competitors offer a wider range of services than we do, which could attract our customers to competitive search sites, and consequently, result in less traffic to our Websites and fewer revenues generated from subscriptions.

        We seek to differentiate ourselves by providing our users with information quicker and simpler than traditional search engines. While most search engines respond to an Internet user's query by displaying a long list of links to other Websites that in some way may be related to the query term, our search engine automatically displays relevant, narrative responses to a user's query. Our competition can be divided into three primary areas:

            o destination portals and search engines including Google, Yahoo!, The Microsoft Network (MSN), Ask Jeeves, Dogpile, MetaCrawler, Time Warner, Inc., and Looksmart;

            o online reference sites including Britannica.com, WorldBook.com, Groliers.com, Encarta.msn.com and Dictionary.com; and

            o one-click information access software providers including Babylon and CleverKeys.

REGULATION OF THE INTERNET

        There are still relatively few laws or regulations specifically addressed to the Internet. As a result, the manner in which existing laws and regulations should be applied to the Internet in general, and how they relate to our business in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

        To resolve some of the current legal uncertainty, we expect new laws and regulations to be adopted that will be directly applicable to our activities. Any existing or new legislation applicable to GuruNet could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen the growth in use of the Internet in general. Several new federal laws have already been adopted that could have an impact on our business. The CAN-SPAM Act of 2003 is intended to regulate spam and create criminal penalties for unmarked sexually-oriented material and emails containing fraudulent headers. The USA Patriot Act is intended to give the government greater ability to conduct surveillance on the Internet by allowing it to intercept communications regarding terrorism and computer fraud and abuse. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act, the Children's Online Privacy Protection Act, and the Prosecutorial Remedies and Other Tools to End Exploitation of Children Today Act of 2003, are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Under the U.K. Data Protection Act and the European Union Data Protection Directive, a failure to ensure that personal information is accurate and secure or a transfer of personal information to a country without adequate privacy protections could result in criminal or civil penalties. Such legislation may impose significant additional costs on our business or subject us to additional liabilities. We post our privacy policy and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policy, Federal Trade Commission requirements or other domestic or international privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the European Union, as well as before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenues. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

        Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments could harm our business, operating results and financial condition. We may be subject to legal liability for our online services. We direct users to a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities on an international basis, including public message posting, sweepstakes and services relating to online auctions and homesteading. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Claims may be threatened against us for aiding and abetting defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of information that we provide links to or that may be posted online.

INTELLECTUAL PROPERTY

        We seek to protect our intellectual property rights, but we face the risk that our actions might be inadequate to protect our patents, copyrights, trademarks or other proprietary rights. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to help protect our proprietary rights.

        We have been granted three United States patents and have one patent pending in the United States Patent and Trademark Office for various aspects of our word-based referencing search and Web-wide based information retrieval technologies which power our proprietary Website. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, we cannot assure you that any patent application filed by us will result in a patent being issued, or that our patents, and any patents that may be issued in the future, will afford adequate protection against competitors with similar technology. We similarly face the risk that any patents issued to us might be infringed or designed around by others.

        From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

PROPERTY

        Our corporate headquarters and research and development facility is located in Building 98, Jerusalem Technology Park, P.O. Box 48253, Jerusalem 91481, Israel in approximately 7,000 square feet of space occupied under a lease with a monthly rental rate of approximately $12,000 that expires in December 2004 with an option to extend the term for an additional 59 months thereafter. We believe that our facilities are adequate for our current needs.

EMPLOYEES

        At April 30, 2004, we had 20 full-time employees and 4 part-time employees, all of whom are based at our offices in Jerusalem, Israel. None of our employees are subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

OPERATIONS IN ISRAEL

        The Law for the Encouragement of Capital Investments, 1959, provides that upon application to the Investment Center of the Ministry of Industry, Commerce and Employment of the State of Israel, a proposed capital investment in eligible capital expenditures may be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, such as the equipment to be purchased and utilized under the program. The tax benefits derived from any certificate of approval relate only to taxable income derived from growth in manufacturing revenues attributable to the specific Approved Enterprise. If a company has more than one approval or only a portion of its capital investments are approved, its effective tax rate is the result of a weighted combination of the applicable rates.

        Taxable income of a company derived from an Approved Enterprise is subject to tax at the maximum rate of 25%, rather than the usual rate of 36%, for the benefit period. This period is ordinarily seven years beginning with the year in which the Approved Enterprise first generates taxable income, and is limited to 12 years from when production begins or 14 years from the date of approval, whichever is earlier. A company owning an Approved Enterprise may elect to receive an alternative package of benefits, which allows the company to receive tax exemptions rather than grants. Under the alternative package, the company's undistributed income derived from an Approved Enterprise will be exempt from tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the Approved Enterprise within Israel, and the company will be eligible for the tax benefits under the law for the remainder of the benefit period.

        The Investment Center bases its decision of whether to approve or reject a company's application for designation as an Approved Enterprise on criteria described in the law and related regulations, the then prevailing policy of the Investment Center and the specific objectives and financial criteria of the applicant. Therefore, a company cannot be certain in advance whether its application will be approved. In addition, the benefits available to an approved enterprise are conditional upon compliance with the conditions stipulated in the law and related regulations and the criteria described in the specific certificate of approval. If a company violates these conditions, in whole or in part, it would be required to refund the amount of tax benefits and any grants received plus an amount linked to the Israeli consumer price index and interest.

        Our Israeli subsidiary currently has one capital investment program which was granted Approved Enterprise status and we have filed an application for a second investment program which formal approval has not yet been received. Income arising from our Approved Enterprise is tax-free under the alternative package of benefits described above and entitled to reduced tax rates based on the level of foreign ownership for a period of 10 years from the first year in which our Israeli subsidiary generates taxable income from such Approved Enterprise, but not later than certain specified periods. We have begun to generate taxable income for purposes of this law and we have utilized these tax benefits beginning 2000. The law also provides that an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

LEGAL PROCEEDINGS

        From time to time in the ordinary course of business, we may be involved in litigation. We are not presently involved in any litigation that is material to our business.


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


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information about our executive officers and directors as of April 30, 2004:

------------------------- --------- --------------------------------------------
NAME                         AGE    POSITION
------------------------- --------- --------------------------------------------
Robert S. Rosenschein        50     Chief Executive Officer, President and
                                    Chairman of the Board
------------------------- --------- --------------------------------------------
Steven Steinberg             43     Chief Financial Officer
------------------------- --------- --------------------------------------------
Jeff Schneiderman            40     Chief Technical Officer
------------------------- --------- --------------------------------------------
Mark A. Tebbe                43     Director
------------------------- --------- --------------------------------------------
Edward G. Sim                32     Director
------------------------- --------- --------------------------------------------

ROBERT S. ROSENSCHEIN has been Chairman of our board and President since he founded GuruNet in December 1998. From December 1998 to April 2000 and since May 2001, Mr. Rosenschein has served as our Chief Executive Officer. From May 2000 to April 2001, Mr. Rosenschein served our Chairman. From 1988 to 1997, Mr. Rosenschein was Chief Executive Officer of Accent Software (formerly Kivun), a company that developed multi-lingual software tools, and from 1997 to 1998, Mr. Rosenschein was Chief Technical Officer of Accent Software International/Ltd. Mr. Rosenschein graduated with a B.Sc. in Computer Science from the Massachusetts Institute of Technology and received the Prime Minister of Israel's Award for Software Achievement in 1997.

STEVEN STEINBERG joined GuruNet in December 2002 as Vice President of Finance and became our Chief Financial Officer in January 2004. From January 2001 to November 2002, he was Vice President of Finance at Percite Information Technologies, Ltd., a supply-chain software company. From November 1998 to December 2000, Mr. Steinberg was Controller of Albar Financial Services Ltd., an automobile finance and leasing company. Previously, he was the Chief Financial Officer of the New York Operations of Health Partners, Inc., and worked for ten years at the New York offices of the accounting firm Coopers and Lybrand where he was an audit manager. Mr. Steinberg graduated with a B.B.A. from Florida International University.

JEFF SCHNEIDERMAN has been our Chief Technical Officer since March 2003. From January 1999 until February 2003, Mr. Schneiderman was our Vice President of Research and Development. From November 1991 to November 1998, Mr. Schneiderman was employed at Accent Software International/Ltd., where he served as Vice President of Engineering from October 1996 to March 1998 and as Vice President of Product Development from March 1998 to November 1998. Mr. Schneiderman also has held development positions at AT&T Bell Labs and the Whitewater Group. Mr. Schneiderman graduated with a B.S. in Computer Science from the University of Illinois at Urbana/Champaign and a M.S. in Computer Science from Illinois Institute of Technology.

MARK A. TEBBE has served as a director since December 1998. He currently serves as a member of our Audit Committee, Compensation Committee and Nominations and Governance

Committee. Since February 2002, Mr. Tebbe has been Chairman of Techra Networks LLC, a technology-oriented consulting firm. From August 1984 to January 2002, Mr. Tebbe founded and served as Chairman of Lante Corporation, a technology consulting firm. Besides several non-profit and civic organizations, Mr. Tebbe is a board member of SBI Group, Elexos Corp. and Selective Search. Mr. Tebbe is a former director of Octus Inc. and Accent Software International/Ltd. Mr. Tebbe graduated with a B.S. in Computer Science from the University of Illinois at Urbana/Champaign.

EDWARD G. SIM has served as a director since August 1999. He currently serves as a member of our Audit Committee, Compensation Committee and Nominations and Governance Committee. Mr. Sim is a member and Managing Director of the Dawntreader Group and Dawntreader Funds, which he founded in 1998. From April 1996 to April 1998, Mr. Sim worked with Prospect Street Ventures, a New York-based venture capital firm, where he worked on software and technology investments like 24/7 Media (Nasdaq: TFSM). From June 1994 to April 1996, Mr. Sim worked with J.P. Morgan's Structured Derivatives Group on the development of a real-time trading application for global asset allocation. Mr. Sim currently serves as a director of Deepnines Technologies, netForensics, Metapa, and Moreover Technologies. Mr. Sim served as a director of LivePerson (NasdaqSC:
LPSN) from October 2000 to July 2001, Flashbase (acquired by DoubleClick,
Nasdaq: DCLK) from June 1999 to June 2000, and Expertcity/GoToMyPC (acquired by Citrix, Nasdaq: CTXS) from August 1999 to March 2004. Mr. Sim graduated with an A.B. in Economics from Harvard College.

        Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be not less than five or more than nine directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors (Class I), consisting of Mark
A. Tebbe, will expire at our annual meeting in 2004. The term of office of the second class of directors (Class II), consisting of Edward G. Sim, will expire at our annual meeting in 2005. The term of office of the third class of directors (Class III), consisting of Robert S. Rosenschein, will expire at our annual meeting in 2006.

DIRECTOR COMPENSATION

        Non-employee directors receive an annual fee of $15,000, plus $500 for attendance at each meeting of the Board of Directors and reimbursement for reasonable travel expenses. On January 8, 2004, our board authorized the grant of options to purchase 28,671 shares of common stock under our existing stock option plan to each of Mr. Tebbe and Mr. Sim. Additionally, the members of the board's audit committee will be paid an additional annual fee of $5,000 plus reimbursement for reasonable travel expenses, and the Chairman of the audit committee will be paid an additional annual fee of $10,000 plus reimbursement for reasonable travel expenses.

DIRECTOR INDEPENDENCE

        The Nasdaq SmallCap Market requires that a majority of our board must be independent directors. However, a company listing in connection with an initial public offering is not required to have a majority of independent directors until one year after listing and may phase in the members of its audit, compensation, and nominations committees with one independent member upon listing, a majority of independent members within 90 days of listing, and all independent members within one year of listing. We plan to meet the independence requirements of the Nasdaq SmallCap Market in a timely manner.

Committees of the Board

        AUDIT COMMITTEE. In May 2004, we established an audit committee of the board of directors, which consists of Mr. Tebbe and Mr. Sim, each of whom is an independent director. We plan to add a third director to the audit committee, pursuant to the requirements of the Nasdaq SmallCap Market. The audit committee's duties, which are specified in our Audit Committee Charter, include, but are not limited to:

        o reviewing and discussing with management and the independent accountants our annual and quarterly financial statements;

        o directly appointing, compensating, retaining, and overseeing the work of the independent auditor;

        o approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services;

        o establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

        o the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties;

        o the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties; and

        o unless assigned to a comparable committee or group of independent directors, they must review and approve all related party transactions.

        The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

FINANCIAL EXPERTS ON AUDIT COMMITTEE

        Our audit committee is composed of directors who are able to read and understand fundamental financial statements. In addition, we must certify that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual's financial sophistication, the "financial expert" of the audit committee. We expect the third person who we plan to add to the Audit Committee will be a "financial expert."

        COMPENSATION COMMITTEE. In May 2004, we established a compensation committee of the board of directors, which consists of Mr. Tebbe and Mr. Sim, each of whom is an independent director. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our stock option plan, and recommends and approves grants of stock options under that plan.

        NOMINATIONS AND GOVERNANCE COMMITTEE. In May 2004, we established a nominations and governance committee of the board of directors, which consists of Mr. Tebbe and Mr. Sim, each of whom is an independent director. The purpose of the nominations and governance committee is to select, or recommend for our entire board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee's duties, which are specified in our Nominating/Corporate Governance Committee Charter, include, but are not limited to:

        o   establish criteria for the selection of new directors;

        o   considering stockholder proposals of director nominations;

        o   committee selection and composition;

        o   considering the adequacy of our corporate governance;

        o   oversee and approve management continuity planning process; and

        o and report regularly to the board with respect to the committee's duties.

CODE OF ETHICS

        In May 2004, we adopted a Code of Ethics and Business Conduct that applies to all of our executive officers, directors and employees. The Code of Ethics and Business Conduct codifies the business and ethical priciples that govern all aspects of our business.

EMPLOYMENT AGREEMENTS

        Mr. Rosenschein is employed as our CEO and President pursuant to a five-year employment agreement that commenced on January 1, 2002 and was amended and restated as of January 8, 2004. The amended agreement provides for an annual base salary of $180,000 with 10% annual increases and an annual bonus to be determined at the discretion of our Board of Directors. If we terminate Mr. Rosenschein for any reason other than cause, we are required to pay him a lump sum of $150,000 regardless of how much time remains in the term of his employment agreement less the severance pay portion of his Manager's Insurance Policy (the "Policy"). If the Policy is greater than $150,000, then Mr. Rosenschein will be entitled to the entire amount payable under the Policy. At the time Mr. Rosenschein's employment agreement was amended and restated, 241,964 options were granted to Mr. Rosenschein under the 2003 Stock Option Plan. In the event of a change in control, we will accelerate the vesting of 50% of any options granted to Mr. Rosenschein that have not vested as of the effective date of the change of control. If, within 12 months after such change in control, Mr. Rosenschein is terminated without cause, any unvested options that were granted to Mr. Rosenschein will vest immediately upon the effective date of the termination. Mr. Rosenschein has agreed to refrain from competing with us for a period of two years following the termination of his employment.

        Mr. Steinberg is employed as our Chief Financial Officer pursuant to an employment agreement that commenced on April 1, 2004. The agreement provides for a base annual salary of $111,924. We or Mr. Steinberg may terminate the employment agreement by providing three months written notice. If we terminate Mr. Steinberg without cause, we shall extend the period during which Mr. Steinberg may exercise his options granted after the date of his employment agreement by one year from the effective date of Mr. Steinberg's termination. In the event of a change in control, we will accelerate the vesting of 50% of any options granted to Mr. Steinberg that have not vested as of the effective date of the change of control. If, within 12 months after such change in control, Mr. Steinberg is terminated without cause, Mr. Steinberg is entitled to four months written notice and any unvested options that were granted to Mr. Steinberg will vest immediately upon the effective date of the termination. Mr. Steinberg has agreed to refrain from competing with us for a period of twelve months following the termination of his employment.

        Mr. Schneiderman is employed as our Chief Technical Officer pursuant to an employment agreement that commenced on April 1, 2004. The agreement provides for a base annual salary of $98,724. We or Mr. Schneiderman may terminate the employment agreement by providing three months written notice. If we terminate Mr. Schneiderman without cause, we shall extend the period during which Mr. Schneiderman may exercise his options granted after the date of his employment agreement by one year from the effective date of Mr. Schneiderman's termination. In the event of a change in control, we will accelerate the vesting of 50% of any options granted to Mr. Schneiderman subsequent to his employment agreement that have not vested as of the effective date of the change of control. If, within 12 months after such change in control, Mr. Schneiderman is terminated without cause, Mr. Schneiderman is entitled to four months written notice and any unvested options that were granted to Mr. Schneiderman subsequent to the date of his employment agreement will vest immediately upon the effective date of the termination. Mr. Schneiderman has agreed to refrain from competing with us for a period of twelve months following the termination of his employment.

EXECUTIVE COMPENSATION

        The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal year ended December 31, 2003 by our Chief Executive Officer and any other officer whose 2003 compensation exceeded $100,000. No other individuals employed by us received a salary and bonus in excess of $100,000 during 2003.

                                                  ANNUAL                LONG-TERM
                                               COMPENSATION            COMPENSATION
                                          ------------------------------------------------
                                                                     AWARDS      PAYOUTS
                                                                 ----------------------------------------------
                                                                  SECURITIES
                                                                  UNDERLYING     LTIP      ALL OTHER SALARIED
                                FISCAL      SALARY     BONUS       OPTIONS/     PAYOUTS      COMPENSATION(1)
NAME AND PRINCIPAL POSITION      YEAR        ($)        ($)         SARS(#)       ($)             ($)
---------------------------------------------------------------------------------------------------------------
Robert Rosenschein               2003       149,103     --           --           --           94,523(2)
Chief Executive Officer,         2002       154,044     --           --           --            37,249
President and Chairman of        2001       157,961     --           --           --            31,912
the Board

Steven Steinberg                 2003        72,875     --           --           --            27,650
Chief Financial Officer          2002         5,555     --           --           --             2,173


Jeff Schneiderman                2003        91,058     --           --           --            30,959
Chief Technical Officer          2002       111,696     --           --           --            33,362
                                 2001       132,601     --           --           --            35,370

---------------
    (1) Includes payments made for social security, pension and disability insurance premiums, payments made in lieu of statutory severance and payments to continuing education plans.

    (2)     Includes $60,875 of deferred compensation recorded, but not paid.

        Our named officers routinely receive other benefits from us that are customary to similarly situated companies. We have concluded, after reasonable inquiry, that the aggregate amount of these benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

STOCK OPTIONS

        We provide for direct grants or sales of common stock, and common stock options to employees and non-employees through stock option plans. Stock options are granted at an exercise price as determined by the board at the time the option is granted and shall not be less than the par value of such shares of common stock. Stock options generally vest over four years with 25% vesting after the first year and the remaining 75% vesting in equal monthly amounts over the following thirty-six month period. Each option has a term of ten years.

        In 1999 and 2000, we adopted the 1999 Stock Option Plan and the 2000 Stock Option Plan. Options to purchase 453,275 shares of common stock were granted under the 1999 Stock Option Plan and options to purchase 586,542 shares of common stock were granted under the 2000 Stock Option Plan. As of December 31, 2003, the 1999 Stock Option Plan and the 2000 Stock Option Plan were closed for future grants.

        In 2003, we adopted the 2003 Stock Option Plan, which authorized options to purchase 629,057 shares of common stock. As of December 31, 2003, options to purchase 244,367 shares of common stock were granted and options to purchase 85,385 shares of common stock remained available for grant. In January 2004, we increased the number of options available for grant under the 2003 Stock Option Plan by 299,305 options and simultaneously granted these options to Mr. Rosenschein (241,964 options) and Mr. Tebbe and Mr. Sim (57,342 options).

        In January 2004, our board adopted the 2004 Stock Option Plan, which authorized options to purchase 866,000 shares of common stock. As of April 30, 2004, options to purchase 14,000 shares of common stock were granted and options to purchase 852,000 shares of common stock remain available for grant. Following the adoption of the 2004 Stock Option Plan, no further grants can be made under the 2003 Stock Option Plan and the remaining shares authorized, but not granted, under that plan were cancelled.

                       OPTIONS GRANTED IN FISCAL YEAR 2003

        The following table sets forth the number of stock options granted to the named executive officers in fiscal year 2003. We granted a total of 244,367 options during the fiscal year ended December 31, 2003.

                             Number of                   % of Total
                             Shares                      Options
                             Underlying    Date of       Granted to
                             Options       Option        Employees in    Exercise    Expiration
Name                         Granted       Grant         Fiscal Year     Price       Date
--------------------------  ------------  ------------  --------------  ----------  --------------
Jeff Schneiderman                32,581     3/20/2003            13.3%       $.69       3/20/2013

Steven Steinberg                 21,721    10/22/2003            24.0%      $2.76      10/22/2013
                                 26,065     3/20/2003                       $0.69       3/20/2013
                                 10,861     1/14/2003                      $11.51       1/14/2013

                       2003 FISCAL YEAR END OPTION VALUES

         The following table sets forth the value of unexercised "in-the-money" options held that represents the positive difference between the exercise price and the estimated market price of $4.60 at December 31, 2003. No named executive officer exercised any options during 2003.

                                     Number of             Value of Unexercised
                                Unexercised Options            in-the-money
Name                             at Fiscal Year End       Option Fiscal Year end
                                -------------------       ----------------------

Steven Steinberg                       58,647                    $142,072
Jeff Schneiderman                      62,124                    $167,058

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information at December 31, 2003 with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

-------------------------------------------- ----------------------- ---------------------- --------------------------
                                                                                               Number of securities
                                                                                              remaining available for
                                             Number of Securities to    Weighted-average       future issuance under
                                             be issued upon exercise    exercise price of    equity compensation plans
                                             of outstanding options,  outstanding options,     (excluding securities
                                               warrants and rights     warrants and rights   reflected in column (a))
-------------------------------------------- ----------------------- ---------------------- --------------------------
                                                      (a)                    (b)                      (c)
-------------------------------------------- ----------------------- ---------------------- --------------------------
Equity compensation plans                           427,236                 $4.343                   85,385
  approved by security holders
-------------------------------------------- ----------------------- ---------------------- --------------------------
Equity compensation plans not                          0                     $0.00                      0
  approved by security holders
-------------------------------------------- ----------------------- ---------------------- --------------------------
                   Total                            427,236                 $4.343                   85,385
-------------------------------------------- ----------------------- ---------------------- --------------------------

                             PRINCIPAL STOCKHOLDERS

        The table and accompanying footnotes set forth certain information as of April 30, 2004 with respect to the ownership of our common stock by:

        o each person or group who beneficially owns more than 5% of our common stock;

        o   each of our directors;

        o our chief executive officer and other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2003; and

        o   all of our directors and officers as a group.

        A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the record date upon the exercise of options and warrants. Accordingly, common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of April 30, 2004 have been included in the table with respect to the beneficial ownership of the person owning the options and the warrants, but not with respect to any other persons.

         Applicable percentage of ownership for each holder is based on 1,727,373 shares of common stock outstanding on April 30, 2004 and 3,601,271 shares of common stock outstanding after the offering, plus any presently exercisable stock options held by each such holder, and options held by each such holder that will become exercisable within 60 days after the date of this prospectus.

                                                PERCENTAGE OF COMMON STOCK
                                           -------------------------------------
                                               SHARES       PRIOR
                                            BENEFICIALLY    TO THE    AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER (1)       OWNED       OFFERING   OFFERING
------------------------------------------ -------------- ---------- -----------

Robert S. Rosenschein                        321,460(2)      18.6%       8.9%
------------------------------------------ -------------- ---------- -----------

Steven Steinberg                              18,961(3)       1.1%       0.5%
------------------------------------------ -------------- ---------- -----------

Jeff Schneiderman                             54,160(4)       3.0%       1.5%
------------------------------------------ -------------- ---------- -----------

Mark A. Tebbe                                 25,337(5)       1.5%       0.7%
------------------------------------------ -------------- ---------- -----------

Edward G. Sim                                166,599(6)       9.6%       4.6%
------------------------------------------ -------------- ---------- -----------

All directors and executive officers         586,517(7)      33.8%      16.2%
as a group (5 individuals)
------------------------------------------ -------------- ---------- -----------

Morton Meyerson                              148,316          8.6%       4.1%
3401 Armstrong Avenue,
Dallas, TX 75205-3949
------------------------------------------ -------------- ---------- -----------

------------------------------------------ -------------- ---------- -----------
Dawntreader Fund I L.P.                      121,310          7.0%       3.4%
520 Madison Avenue, 9th Floor,
New York, NY 10022
------------------------------------------ -------------- ---------- -----------

Israel Seed III L.P.                         157,227          9.1%       4.4%
2 Beitar Street,
Jerusalem 93386 Israel
------------------------------------------ -------------- ---------- -----------

Highland Capital Partners V
Limited Partnership                          265,798         15.4%       7.4%
92 Hayden Avenue,
Lexington, Massachusetts 02421
------------------------------------------ -------------- ---------- -----------


--------------------
(1) Unless otherwise indicated, the business address of each of the following is GuruNet Corporation, Jerusalem Technology Park, Building 98, Jerusalem 91481 Israel.

(2) Excludes 241,964 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(3) Includes 18,961 shares of common stock issuable upon exercise of currently exercisable options. Excludes 39,686 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(4) Includes 54,160 shares of common stock issuable upon exercise of currently exercisable options. Excludes 7,964 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(5) Includes 3,617 shares of common stock issuable upon exercise of currently exercisable options. Excludes 28,671 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(6) Includes 121,310 shares of common stock owned by Dawntreader Fund I L.P., and beneficially owned by Mr. Sim as Managing Director of the Dawntreader Group and Dawntreader Funds. Also includes 45,289 shares of common stock owned by WIT VC Fund and beneficially owned by Mr. Sim as Managing Director. Excludes 28,671 shares of common stock issuable upon exercise of options that are not exercisable within 60 days from the date of this prospectus.

(7) Includes an aggregate of 76,783 shares of common stock that Messrs. Rosenschein, Steinberg, Schneiderman, Tebbe and Sim have the right to acquire upon the exercise of outstanding options.

        Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In March 2004, Mark Tebbe, one of the members of our board of directors and as agent on our behalf, purchased the Internet domain name, "www.Answers.com," from an unrelated third party for $80,200. Immediately following such purchase, Mr. Tebbe transferred the Internet domain name to us and was reimbursed $80,200.

        Other than the aforementioned, there have been no transactions during the last two years, or proposed transactions, to which we were or will be a party, in which any director, executive officer, beneficial owner of more than 5% of our common stock or any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of these persons, had or is to have a direct or indirect material interest.

                            DESCRIPTION OF SECURITIES

        Our certificate of incorporation authorizes us to issue 30,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.01. As of the date of this prospectus, 1,727,373 shares of common stock are outstanding, held by 72 record holders. No shares of preferred stock are currently outstanding.

COMMON STOCK

        Each share of common stock has one vote. Except as otherwise provided by law or by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock, the common stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of preferred stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series, unless a vote of any such holders is required pursuant to any preferred stock designation.

PREFERRED STOCK

        In January 2004, all of our outstanding shares of preferred stock were converted into 1,372,048 shares of common stock. Our certificate of incorporation authorizes the issuance of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

WARRANTS

        WARRANTS OFFERED IN THIS OFFERING. Each warrant offered in this offering entitles the registered holder to purchase one share of our common stock at a price of $7.20 per share, subject to adjustment as discussed below, at any time commencing one year from the date of this prospectus and expiring five years from the date of this prospectus.

        We may redeem the outstanding warrants beginning one year from the date of this prospectus,

        o   in whole and not in part;

        o   at a price of $.01 per warrant;

        o upon a minimum of 30 days' prior written notice of redemption to each warrantholder; and

        o if the last sale price of the common stock equals or exceeds $10.80 per share for any 20 out of 30 consecutive trading days ending within three trading days before notice is given.

        The warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. Reference is made to the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

        The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock nor any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        No warrants will be exercisable unless, at the time of exercise, a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

        No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

OTHER OUTSTANDING SECURITIES

BRIDGE NOTES

        In January and February 2004, we completed our bridge financing, consisting of $5 million aggregate principal amount of bridge notes bearing interest at an annual rate of 8%. The aggregate principal amount of the bridge notes includes $200,000 previously advanced to us by investors that was converted into bridge notes in connection with the bridge financing. The bridge notes are due on the earlier to occur of January or February 2005 and the consummation of this offering. Up to $2.5 million principal amount of the bridge notes, plus accrued interest of $82,573 through June 30, 2004 will be repaid from the proceeds of this offering and a minimum of $2.5 million (and up to the entire $5 million at the election of each holder of the bridge notes) of the principal amount of the bridge notes, plus accrued interest of $82,573 through June 30, 2004 will be converted into shares of common stock at a conversion price of $4.50. The bridge notes are secured by substantially all of our assets, other than the stock of our subsidiary, which will be pledged upon receipt of all third party consents required for such pledge.

BRIDGE WARRANTS

        In connection with the issuance of the bridge notes, we also issued bridge warrants to purchase an aggregate of 1,700,013 shares of common stock exercisable at $7.20 per share. On the completion of this offering, the bridge warrants automatically will be converted into an equal number of warrants identical in all respects to the warrants included in the offering and will be exercisable beginning one year from the date of this prospectus. Each holder of the bridge notes received one warrant for every $3.00 funded through the bridge notes, except for the noteholders who funded us via receipts on account of shares in 2003. Such note holders received one warrant for every $2.00 funded. We also issued a warrant to the lead purchaser in the financing to purchase 252,778 shares of common stock at a weighted average exercise price of $4.50.

        We received net proceeds of $4,450,000 from the bridge financing, all of which was used for general corporate purposes.

                         SHARES ELIGIBLE FOR FUTURE SALE

        After this offering, we will have 3,601,271 shares of common stock outstanding, or 3,796,271 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 1,300,000 shares sold in this offering, or 1,495,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by holders subject to lock-up agreements or by any of our affiliates within the meaning of Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. Of the 3,601,271 shares of our common stock to be outstanding on the closing date of the offering, 2,021,363 shares will be restricted as a result of securities laws and lock-up agreements that holders have signed that restrict their ability to transfer our stock for either 12 or 18 months after the date of this prospectus. All of the remaining 279,908 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Those shares are currently eligible for sale under Rule 144.

        In connection with our bridge financing, our officers, directors and stockholders owning 1% or more of our outstanding shares of common stock entered into lock-up agreements under which the stockholders have agreed not to sell or otherwise dispose of their shares of common stock for 18 months with respect to our officers and directors and 12 months with respect to our stockholders owning 1% or more of our outstanding shares of common stock. The shares subject to the 12 month lock-up agreements with respect to our stockholders owning 1% or more, will be available for sale after the 180th day after the date of this prospectus or afterwards and will be sold at prices of no less than $9.00 per share. In addition, holders of bridge notes and bridge warrants entered into lock-up agreements under which they have agreed not to sell or otherwise dispose of their shares of common stock underlying their notes and warrants without the consent of the underwriter except as follows: sales of the shares underlying the bridge notes and bridge warrants made following the date of this prospectus through 180 days after the date of this prospectus may be made at per share prices of no less than $9.00; sales of the shares underlying the bridge notes and bridge warrants made following the 180th day after the date of this prospectus through the first anniversary of the date of this prospectus may be made at per share prices of no less than $6.00; and sales made at any time following the effective date of this prospectus at prices of no less than $2.50 per warrant.

        In addition, we cannot assure you that the underwriters will not remove these lock-up restrictions prior to 180 days following the offering without prior notice.


RULE 144

        In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

RULE 144(K)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

DIVIDEND POLICY

        To date, we have not paid any dividends on our common stock. Any payment of dividends in the future is within the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

NASDAQ SMALLCAP MARKET LISTING

        There is presently no public market for our common stock or warrants. We anticipate that our common stock and warrants will be quoted on the NASDAQ SmallCap Market under the proposed symbols GURU and GURUW, respectively, on or promptly after the date of this prospectus.

OUR TRANSFER AGENT AND WARRANT AGENT

        The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

                                  UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, our underwriters are committed to take and pay for all of our securities being offered, if any are taken, other than the securities covered by the over-allotment option described below unless and until this option is exercised.

        The underwriters have qualified their obligations under the underwriting agreement to the approval of legal matters by counsel and various other conditions. Subject to these conditions, they are obligated to purchase all of the securities offered by this prospectus other than the securities covered by the over-allotment option described below. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

PRICING OF SECURITIES

        We have been advised by the representative that the underwriters propose to offer the securities to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $[__] per share and $[__] per warrant and the dealers may reallow a concession not in excess of $[__] per share and $[__] per warrant to other dealers. Upon completion of this offering, the offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the underwriters.

        Prior to this offering, there has been no public market for any of our securities, and we cannot assure you that an active trading market will develop. The offering price of our common stock and the offering price, exercise price and other terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the securities include:

        o   the history of and prospects for the industry in which we operate;

        o   the stage of development of our business;

        o   estimates of our business potential;

        o   an assessment of our management;

        o   the general condition of the securities market; and

        o the demand for similar securities of comparable companies and other factors deemed relevant.

        However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

        OVER-ALLOTMENT OPTION

        We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 195,000 additional shares of common stock and/or warrants to purchase an additional 195,000 shares of common stock for the sole purpose of covering over-allotments, if any. The over- allotment option only will be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if they sell more securities than the total number set forth in the table below. If any securities underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table below.

COMMISSIONS AND DISCOUNTS

        The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds to us, before expenses. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                              Per       Without          With
                                           Security      option         option
                                           --------    ----------     ----------
Public offering price per share of
  common stock                               $5.90     $7,670,000     $8,820,500
Public offering price per warrant            $0.10     $  130,000     $  149,500
Discount                                     $0.60     $  780,000     $  897,000
Non accountable expense allowance            $0.18     $  234,000     $  234,000
Proceeds before expenses (1)                 $5.22     $6,786,000     $7,839,000

--------------------
(1)  The offering expenses are estimated at $710,000.

REPRESENTATIVE'S PURCHASE OPTION

        We have agreed to sell to the representative, for $100, an option to purchase up to a total of 130,000 shares of common stock and/or warrants to purchase 130,000 shares of common stock. The securities issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $9.90 (165% of the per share and warrant offering price to investors) one year from the date of this prospectus and expires five years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for one year following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions that will be paid for by the holders themselves. The exercise price and number of securities issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

WARRANT SOLICITATION FEE

        We have engaged EarlyBirdCapital, Inc., the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative's services also may include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

            o the market price of the underlying shares of common stock is lower than the exercise price;

            o the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

            o   the warrants are held in a discretionary account;

            o   the warrants are exercised in an unsolicited transaction; or

            o the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

REGULATORY RESTRICTIONS ON PURCHASE OF SECURITIES

        SEC Rules may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

        o STABILIZING TRANSACTIONS. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

        o OVER-ALLOTMENTS AND SYNDICATE COVERAGE TRANSACTIONS. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative also may elect to reduce any short position by exercising all or part of the over-allotment option.

        o PENALTY BIDS. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

        Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the Nasdaq SmallCap Market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

OTHER TERMS

        We have granted the representative the right to have its designee serve as a member of our board of directors for a period of five years from the date of this prospectus. This designee will be entitled to the same rights and compensation as our other non-employee directors.

        EarlyBirdCapital, Inc., the representative of the underwriters in the offering, acted as a finder in connection with the bridge financing and received commissions and a non-accountable expense allowance in the aggregate amount of $424,664 or 8.5% of the $5,000,000 raised.

                              CONDITIONS IN ISRAEL

GENERAL

        Our operating subsidiary is incorporated under the laws of the State of Israel, and the our research and development, manufacturing and executive facilities are located in Israel. Accordingly, we are directly affected by political, economic and military conditions in Israel. Our operations could be materially adversely affected if major hostilities involving Israel occur or if trade between Israel and its present trading partners is curtailed or interrupted.

Political Conditions

        Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighbors. A state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Additionally, Israel is currently experiencing intense violence and terrorism and from time to time in the past, Israel has experienced civil unrest, primarily in the West Bank and in the Gaza Strip administered by Israel since 1967. However, a peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed, pursuant to which certain territories in the West Bank and Gaza Strip were handed over to the Palestinian administration, known as the Palestinian Authority. The implementation of these agreements with the Palestinian representatives has been subject to difficulties and delays and a resolution of the differences between the parties remains uncertain. Recently, the political conflict with the Palestinians has worsened, which has resulted in terror attacks against Israeli targets and citizens both in Israel and in the areas administered by the Palestinian Authority. Since October 2000, there has been a significant increase in violence primarily in the West Bank and Gaza Strip, as well as in Israel itself, which intensified during 2001 and 2002. Negotiations between the parties have almost entirely ceased.

        As of the date of this prospectus, Israel has not entered into any peace agreement with Syria or Lebanon.

        We cannot predict whether any other agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area's problems will be achieved, the nature of any resolution of this kind, or whether the current violence will continue and the extent to which this violence will have an adverse impact on Israel's economic development, on our operations in the future or what other effects it may have upon us.

        Despite the progress towards peace between Israel and its Arab neighbors, there are certain countries, companies and organizations that continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Although we are restricted from marketing our products in these countries, we do not believe that the boycott has had a material adverse effect on our business. However, a prolonged continuation of the increased hostilities in the region could lead to increased boycotts and further restrictive laws, policies or practices directed towards Israel or Israeli businesses, and these could have a material adverse impact on our business.

        Our key employees and executive officers all reside in Israel. Many of our executive officers and employees in Israel are obligated, currently until age 45, and at the end of 2004 generally up to age 40, to perform up to 36 days of annual military reserve duty. The term of their reserve service depends on their rank and position. Further, these individuals are subject to being called for active duty under emergency circumstances for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our directors, officers or key employees due to military service. Any such disruption could adversely affect our business, results and financial condition.

        The September 11, 2001, terror attacks on the U.S. and the military response by the U.S. and its international allies in Afghanistan, have created uncertainty regarding the state of the U.S. and world economy. In addition, the U.S. military operation against Iraq increased interest in fighting terrorist activities in the Middle East and around the world, and the effects of the military operation against Iraq on the State of Israel could directly affect our business.

ECONOMIC CONDITIONS

        Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has intervened in various sectors of the economy, employing fiscal and monetary policies, import duties, foreign currency restrictions and controls of wages, prices and foreign currency exchange rates. The Israeli government has periodically changed its policies in all of these areas.

TRADE AGREEMENTS

        Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is also a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United Nations, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs. Israel and the European Economic Community, known now as the European Union, concluded a free trade agreement in July 1975, which confers various advantages on Israeli exports to most European countries and obligates Israel to lower its tariffs on imports from these countries over a number of years. In November 1995, Israel entered into a new agreement with the European Union, which includes redefinition of rules of origin and other improvements, including providing for Israel to become a member of the research and technology programs of the European Union. In 1985, Israel and the United States entered into an agreement to establish a free trade area. The free trade area has eliminated all tariff and specified non-tariff barriers on most trade between the two countries. On January 1, 1993, Israel and the European Free Trade Association entered into an agreement establishing a free-trade zone between Israel and the European Free Trade Association. In recent years, Israel has established commercial and trade relations with a number of the other nations, including Russia, China, Turkey, India and other nations in Eastern Europe and Asia.

                                  LEGAL MATTERS

        The validity of the securities offered in this prospectus are being passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York. Greenberg Traurig, LLP will be relying on special Israeli counsel with respect to certain matters of Israeli law. As of the date of this prospectus, a shareholder of Greenberg Traurig, LLP holds a bridge note in the principal amount of $50,000 and a bridge warrant to purchase 16,667 shares of our common stock. The shareholder intends to convert the bridge note into shares of our common stock upon the consummation of this offering. Graubard Miller, New York, New York is acting as counsel for the underwriters in this offering.

                                     EXPERTS

        The consolidated financial statements of GuruNet Corporation as of December 31, 2003 and 2002 and for the years then ended have been included herein and in the registration statement in reliance upon the reports of Somekh Chaikin, a member firm of KPMG International, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

        The audit report covering December 31, 2003 and 2002 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations, negative cash flows from operations and a net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------



CONTENTS


                                                                            PAGE

Independent Auditors' Report                                                 F-2

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Operations                                        F-4

Consolidated Statement of Changes in Stockholders' Equity (Deficit)
  and Comprehensive Income (Loss)                                            F-5

Consolidated Statements of Cash Flows                                        F-7

Notes to the Consolidated Financial Statements                               F-8

REPORT OF INDEPENDENT AUDITORS' TO
THE STOCKHOLDERS OF GURUNET CORPORATION
(FORMERLY ATOMICA CORPORATION) (A DEVELOPMENT STAGE ENTERPRISE):

We have audited the accompanying consolidated balance sheets of GuruNet Corporation, formerly Atomica Corporation, (a Development Stage Enterprise), and Subsidiary (collectively referred to as "the Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the years then ended, and the period from December 22, 1998 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of their operations, changes in stockholders' equity (deficit) and comprehensive income (loss), and their cash flows for the years then ended and for the period from December 22, 1998 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and has a net capital deficiency, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

May 11, 2004

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                    DECEMBER 31      DECEMBER 31
                                                           2003             2002
                                                    -----------      -----------
                                                              $                $
                                                    -----------      ----------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (Note 3)                     123,752       1,438,180
 Receivables (Note 2 e)                                  11,934         382,922
 Prepaid expenses                                        20,481          22,150
 Deferred charges (Note 4)                              155,116              --
                                                    -----------      ----------

TOTAL CURRENT ASSETS                                    311,283       1,843,252

LONG-TERM DEPOSITS (RESTRICTED) (Note 5)                165,449         177,990

DEPOSITS IN RESPECT OF EMPLOYEE SEVERANCE
  OBLIGATIONS (Note 7)                                  339,651         231,780

PROPERTY AND EQUIPMENT, NET (Note 6)                    206,408         425,980

DEFERRED TAX ASSET, LONG-TERM (Note 9)                   20,501              --
                                                    -----------      ----------

TOTAL ASSETS                                          1,043,292       2,679,002
                                                    ===========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                       215,684          35,271
 Accrued expenses                                       326,186         358,771
 Accrued compensation                                   293,113         231,679
 Advances on account of shares and
   stock warrants (Note 8 g)                            200,000              --
 Deferred revenues, short-term (Note 2 g)                29,234          12,000
                                                    -----------      ----------

 TOTAL CURRENT LIABILITIES                            1,064,217         637,721
                                                    -----------      ----------

LONG-TERM LIABILITIES:
 Liability in respect of employee
   severance obligations (Note 7)                       431,025         329,645
 Deferred tax liability, long-term (Note 9)              55,092              --
 Deferred revenues, long-term (Note 2 g)                537,404              --
                                                    -----------      ----------

 TOTAL LONG-TERM LIABILITIES                          1,023,521         329,645
                                                    -----------      ----------

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY  (DEFICIT) (Note 8):
 Convertible preferred stock:

  Series A; $0.01 par value; 130,325
   shares authorized, issued, and
   outstanding as of December 31, 2003
   and 2002; aggregate liquidation
   preference of $300,000                                 1,303           1,303

  Series B; $0.01 par value; 217,203
   shares authorized; 181,112 shares
   issued and outstanding as of
   December 31, 2003 and 2002;
   aggregate liquidation preference of
   $1,350,000                                             1,811           1,811

  Series C; $0.01 par value; 260,643
   shares authorized; 238,119 shares
   issued and outstanding as of
   December 31, 2003 and 2002;
   aggregate liquidation preference of
   $2,750,000                                             2,381           2,381

  Series D; $0.01 par value; 824,646
   shares authorized as voting stock
   and 21,721 shares authorized as
   non-voting stock; 807,468 shares of
   voting stock and 15,024 shares of
   non-voting stock issued and
   outstanding as of December 31, 2003
   and 2002; aggregate liquidation
   preference of $28,400,000                              8,225           8,225

Common stock; $0.001 par value;
 2,856,937 shares authorized as of
 December 31, 2003 and 2002; 355,325
 and 353,876 shares issued and
 outstanding as of December 31, 2003
 and 2002, respectively                                     355             354

Additional paid-in capital                           33,100,368      32,958,424

Deferred compensation                                  (125,873)             --

Accumulated other comprehensive loss                    (27,418)        (64,047)

Deficit accumulated during development stage        (34,005,598)    (31,196,815)
                                                    -----------      ----------

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                 (1,044,446)      1,711,636
                                                    -----------      ----------

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)                                    1,043,292       2,679,002
                                                    ===========      ==========


See accompanying notes to the consolidated financial statements.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------




                                                                CUMULATIVE FROM
                                                              DECEMBER 22, 1998
                                    YEARS ENDED DECEMBER 31          (INCEPTION)
                                    ------------------------           THROUGH
                                          2003          2002  DECEMBER 31, 2003
                                    ----------    ----------  -----------------
                                             $             $                  $
                                    ----------    ----------  -----------------
REVENUE                                 28,725     1,113,381          1,228,514
Cost of revenue                        723,349     1,584,200          2,904,713
                                    ----------    ----------        -----------

GROSS MARGIN                          (694,624)     (470,819)        (1,676,199)
                                    ----------    ----------        -----------

OPERATING EXPENSES:
 Research and development              910,114     2,659,966         17,545,589
 Sales and marketing                   478,942     2,428,939          8,648,587
 General and administrative            678,645       940,841          6,389,721
 Loss on disposal of assets                 --       780,475            780,475
                                    ----------    ----------        -----------

TOTAL OPERATING EXPENSES             2,067,701     6,810,221         33,364,372
                                    ----------    ----------        -----------

OPERATING LOSS                      (2,762,325)   (7,281,040)       (35,040,571)
                                    ----------    ----------        -----------

Other (expense) income, net            (11,867)     (268,671)         1,069,564
                                    ----------    ----------        -----------

LOSS BEFORE INCOME TAXES            (2,774,192)   (7,549,711)       (33,971,007)

Income taxes (Note 9)                  (34,591)           --            (34,591)
                                    ----------    ----------        -----------

NET LOSS                            (2,808,783)   (7,549,711)       (34,005,598)
                                    ==========    ==========        ===========


BASIC AND DILUTED NET LOSS
  PER COMMON SHARE                       (7.93)       (21.33)            (82.38)
`
WEIGHTED AVERAGE SHARES USED IN
  COMPUTING BASIC AND DILUTED
  NET LOSS PER COMMON SHARE            354,112       353,871            412,797
                                    ==========    ==========        ===========

PRO-FORMA NET LOSS PER COMMON SHARE*     (1.63)
                                    ==========

WEIGHTED AVERAGE SHARES USED IN
  COMPUTING PRO-FORMA NET LOSS
  PER COMMON SHARE *                 1,726,160
                                    ==========

*   Reflects conversion of preferred stock into common stock as described in
    Note 12 (c).

See accompanying notes to the consolidated financial statements.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
AND COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------



                                                                                                 ADDITIONAL
                                                 CONVERTIBLE                                      PAID-IN        DEFERRED
                                               PREFERRED STOCK               COMMON STOCK         CAPITAL      COMPENSATION
                                          -----------------------       ---------------------    ----------    ------------
                                           SHARES          AMOUNT        SHARES        AMOUNT         $              $
                                          ---------       -------       -------        ------    ----------    ------------
BALANCE AS OF JANUARY 1, 2002             1,372,048       $13,720       353,876          $354    33,021,908       (96,732)
Issuance of warrants in connection
  with obtaining a line of credit                --            --            --            --        63,401            --
Revaluation of options issued to
  non-employees for services rendered            --            --            --            --      (126,885)       84,096
Amortization of deferred compensation            --            --            --            --            --        12,636
Loss on foreign currency translation             --            --            --            --            --            --
Net loss for year                                --            --            --            --            --            --
                                          ---------       -------       -------        ------    ----------      --------
BALANCE AS OF DECEMBER 31, 2002           1,372,048        13,720       353,876           354    32,958,424            --

Issuance of stock options to a
  non-employee for services rendered             --            --            --            --         1,225        (1,225)
Issuance of stock options to employees           --            --            --            --       139,720      (139,720)
Amortization of deferred compensation            --            --            --            --            --        15,072
Exercise of common stock options                 --            --         1,449             1           999            --
Loss on foreign currency translation             --            --            --            --            --            --
Net loss for year                                --            --            --            --            --            --
                                          ---------       -------       -------        ------    ----------      --------
BALANCE AS OF DECEMBER 31, 2003           1,372,048        13,720       355,325           355    33,100,368      (125,873)
                                          =========       =======       =======        ======    ==========      ========

                                                                            DEFICIT
                                                           ACCUMULATED     ACCUMULATED        TOTAL
                                          STOCKHOLDERS'       OTHER          DURING        STOCKHOLDERS'
                                               NOTES      COMPREHENSIVE    DEVELOPMENT        EQUITY       COMPREHENSIVE
                                            RECEIVABLE         LOSS           STAGE         (DEFICIT)       INCOME (LOSS)
                                          ------------    -------------    -----------     ------------    -------------
                                                 $               $              $               $                $
                                          ------------    -------------    -----------     ------------    -------------
BALANCE AS OF JANUARY 1, 2002                      --         (41,549)     (23,647,104)      9,250,597      (23,688,653)
Issuance of warrants in connection
  with obtaining a line of credit                  --              --               --          63,401
Revaluation of options issued to
  non-employees for services rendered              --              --               --         (42,789)
Amortization of deferred compensation              --              --               --          12,636
Loss on foreign currency translation               --         (22,498)              --         (22,498)         (22,498)
Net loss for year                                  --              --       (7,549,711)     (7,549,711)      (7,549,711)
                                              -------         -------      -----------      ----------      -----------
BALANCE AS OF DECEMBER 31, 2002                    --         (64,047)     (31,196,815)      1,711,636      (31,260,862)

Issuance of stock options to a
  non-employee for services rendered               --              --               --              --
Issuance of stock options to employees             --              --               --              --
Amortization of deferred compensation              --              --               --          15,072
Exercise of common stock options                   --              --               --           1,000
Loss on foreign currency translation               --          36,629               --          36,629           36,629
Net loss for year                                  --              --       (2,808,783)     (2,808,783)      (2,808,783)
                                              -------         -------      -----------      ----------      -----------
BALANCE AS OF DECEMBER 31, 2003                    --         (27,418)     (34,005,598)     (1,044,446)     (34,033,016)
                                              =======         =======      ===========      ==========      ===========


See accompanying notes to the consolidated financial statements.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
AND COMPREHENSIVE INCOME (LOSS) (CONT'D)
--------------------------------------------------------------------------------



                                                                                                          ADDITIONAL
                                                          CONVERTIBLE                                      PAID-IN        DEFERRED
                                                        PREFERRED STOCK               COMMON STOCK         CAPITAL      COMPENSATION
                                                   -----------------------       ---------------------    ----------    ------------
                                                    SHARES          AMOUNT        SHARES        AMOUNT         $              $
                                                   ---------       -------       -------        ------    ----------    ------------
DECEMBER 1998 - Issuance of common stock
  to founders at $0.023 per share, upon
  the Company's inception (no issuance costs)           --        $   --        325,805          $326         7,174             --
APRIL 1999 - Issuance of common stock
  in lieu of loan repayment                             --            --          5,649             5         6,495             --
AUGUST 1999 - Issuance of common stock
  upon exercise of stock options                        --            --         21,721            22        49,978             --
AUGUST 1999 - Issuance of common stock
  at $2.30 per share, for acquisition of
  domain name                                           --            --            652             1         1,499             --
DECEMBER 1998 AND JANUARY 1999 - Issuance
  of Series A convertible preferred
  stock at $2.30 per share, net of
  issuance costs of $7,982                         130,325         1,303             --            --       290,715             --
APRIL 1999 - Issuance of Series B
  convertible preferred stock at $7.45 per
  share, net of issuance costs of $38,678          181,112         1,811             --            --     1,309,511             --
SEPTEMBER 1999 - Issuance of series C
  convertible preferred stock at $11 55 per
  share, net of issuance costs of $79,678          238,119         2,381             --            --     2,667,941             --
FEBRUARY 2000 AND JUNE 2000 - Issuance
  of Series D convertible preferred stock
  at $34.53 per share, net of issuance
  costs of $4,359                                  822,492         8,225             --            --    28,387,416             --
Exercise of common stock options from
  inception through December 31, 2003                   --            --        268,353           268     1,843,633             --
Repurchase of stockholders' common stock
  and cancellation of note receivable
  from inception through December 31, 2003              --            --       (266,855)         (267)   (1,842,633)            --
Issuance of stock options and warrants
  to non-employees for services rendered
  from inception through December 31, 2003              --            --             --            --       434,675       (228,642)
Revaluation of options issued to
  non-employees for services rendered from
  inception through December 31, 2003                   --            --             --            --      (126,885)        84,096
Forfeiture of stock options granted for
  services rendered from inception through
  December 31, 2003                                     --            --             --            --       (68,871)        68,871
Issuance of stock options to employees
  from inception through December 31, 2003              --            --             --            --       139,720       (139,720)
Amortization of deferred compensation
  from inception through December 31, 2003              --            --             --            --            --         89,522
Loss on foreign currency translation
  from inception through December 31, 2003              --            --             --            --            --             --
Net loss from inception through
  December 31, 2003                                     --            --             --            --            --             --
                                               -----------      --------      ---------        ------   -----------     ----------
BALANCE AS OF DECEMBER 31, 2003                  1,372,048        13,720        355,325           355    33,100,368       (125,873)
                                               ===========      ========      =========        ======   ===========     ==========

                                                                                 DEFICIT
                                                                ACCUMULATED     ACCUMULATED        TOTAL
                                                 STOCKHOLDERS'     OTHER          DURING        STOCKHOLDERS'
                                                      NOTES    COMPREHENSIVE    DEVELOPMENT        EQUITY      COMPREHENSIVE
                                                   RECEIVABLE       LOSS           STAGE         (DEFICIT)      INCOME (LOSS)
                                                 ------------  -------------    -----------     ------------   -------------
                                                        $             $              $               $               $
                                                 ------------  -------------    -----------     ------------   -------------
DECEMBER 1998 - Issuance of common stock
  to founders at $0.023 per share, upon
  the Company's inception (no issuance costs)             --             --             --            7,500
APRIL 1999 - Issuance of common stock
  in lieu of loan repayment                               --             --             --            6,500
AUGUST 1999 - Issuance of common stock
  upon exercise of stock options                          --             --             --           50,000
AUGUST 1999 - Issuance of common stock
  at $2.30 per share, for acquisition of
  domain name                                             --             --             --            1,500
DECEMBER 1998 AND JANUARY 1999 - Issuance
  of Series A convertible preferred
  stock at $2.30 per share, net of
  issuance costs of $7,982                                --             --             --          292,018
APRIL 1999 - Issuance of Series B
  convertible preferred stock at $7.45 per
  share, net of issuance costs of $38,678                 --             --             --        1,311,322
SEPTEMBER 1999 - Issuance of series C
  convertible preferred stock at $11 55 per
  share, net of issuance costs of $79,678                 --             --             --        2,670,322
FEBRUARY 2000 AND JUNE 2000 - Issuance
  of Series D convertible preferred stock
  at $34.53 per share, net of issuance
  costs of $4,359                                         --             --             --       28,395,641
Exercise of common stock options from
  inception through December 31, 2003             (1,842,900)            --             --            1,001
Repurchase of stockholders' common stock
  and cancellation of note receivable
  from inception through December 31, 2003         1,842,900             --             --               --
Issuance of stock options and warrants
  to non-employees for services rendered
  from inception through December 31, 2003                --             --             --          206,033
Revaluation of options issued to
  non-employees for services rendered from
  inception through December 31, 2003                     --             --             --          (42,789)
Forfeiture of stock options granted for
  services rendered from inception through
  December 31, 2003                                       --             --             --               --
Issuance of stock options to employees
  from inception through December 31, 2003                --             --             --               --
Amortization of deferred compensation
  from inception through December 31, 2003                --             --             --           89,522
Loss on foreign currency translation
  from inception through December 31, 2003                --        (27,418)            --          (27,418)       (27,418)
Net loss from inception through
  December 31, 2003                                       --             --    (34,005,598)     (34,005,598)   (34,005,598)
                                                 -----------      ---------    -----------     ------------   ------------
BALANCE AS OF DECEMBER 31, 2003                           --        (27,418)   (34,005,598)      (1,044,446)   (34,033,016)
                                                 ===========      =========    ===========     ============   ============


See accompanying notes to the consolidated financial statements.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                                     CUMULATIVE FROM
                                                                                                                   DECEMBER 22, 1998
                                                                                                                         (INCEPTION)
                                                                                                                             THROUGH
                                                                                         YEARS ENDED DECEMBER 31        DECEMBER 31,
                                                                                         2003               2002                2003
                                                                                  -----------         ----------         -----------
                                                                                            $                  $                   $
                                                                                  -----------         ----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                                                           (2,808,783)        (7,549,711)       (34,005,598)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING
ACTIVITIES:
 Depreciation and amortization                                                        268,026            586,423          2,092,929
 Deposits in respect of employee severance obligations                               (107,871)            80,616           (339,651)
 Loss on sale and write off of property and equipment                                      --            780,475          1,330,277
 Reorganization costs                                                                      --            225,589            225,589
 Increase in liability in respect of employee severance obligations                   101,380             15,769            431,025
 Deferred income taxes                                                                 34,591                 --             34,591
 Stock issued for domain name                                                              --                 --              1,500
 Issuance of stock options and warrants to non-employees for                               --             63,401            206,033
services rendered
 Revaluation of options issued to non-employees for services rendered                      --            (42,789)           (42,789)
 Amortization of deferred compensation                                                 15,072             12,636             89,522
CHANGES IN OPERATING ASSETS AND LIABILITIES:
 Decrease (increase) in accounts receivable and other current assets                  372,657           (130,874)           (30,859)
 Increase (decrease) in accounts payable                                              180,413           (578,611)           215,684
 Increase in accrued expenses and other current liabilities                            28,849            320,243            630,983
 Increase in deferred revenues                                                         17,234             12,000             29,234
 Increase in long-term deferred revenues                                              537,404                 --            537,404
                                                                                  -----------         ----------         -----------
NET CASH USED IN OPERATING ACTIVITIES                                              (1,361,028)        (6,204,833)       (28,594,126)
                                                                                  -----------         ----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                                                 (48,454)           (51,040)        (3,903,026)
 Proceeds from sale of property and equipment                                              --             14,535             54,415
 Decrease (increase) in long-term deposits                                             12,541                 --           (674,604)
                                                                                  -----------         ----------         -----------
NET CASH USED IN INVESTING ACTIVITIES                                                 (35,913)           (36,505)        (4,523,215)
                                                                                  -----------         ----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of loan                                                                         --                 --            (20,000)
 Long-term deposits                                                                        --            975,473            516,022
 Proceeds from loan                                                                        --                 --              6,500
 Proceeds from issuance of convertible preferred stock, net                                --                 --         32,800,000
 Proceeds from issuance of common stock                                                    --                 --             57,500
 Advances on account of shares                                                        200,000                 --            200,000
 Exercise of common stock options                                                       1,000                 --              1,000
 Deferred charges                                                                    (155,116)                --           (155,116)
 Issuance costs                                                                            --                 --           (130,697)
                                                                                  -----------         ----------         -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                              45,884            975,473         33,275,209
                                                                                  -----------         ----------         -----------
Effect of exchange rate changes on cash and cash equivalents                           36,629            (22,498)           (34,116)
                                                                                  -----------         ----------         -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                               (1,314,428)        (5,288,363)           123,752

Cash and cash equivalents at beginning of year/period                               1,438,180          6,726,543                 --
                                                                                  -----------         ----------         -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD                                       123,752          1,438,180            123,752
                                                                                  ===========         ==========         ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Income taxes paid                                                                      7,661              6,800             48,732
                                                                                  ===========         ==========         ===========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
 Stock issued for domain name                                                              --                 --              1,500
 Issuance of common stock in lieu of loan repayments                                       --                 --              6,500
 Common stock issued in exchange for notes receivable                                      --                 --          1,842,900
 Repurchase of stockholders' common stock and cancellation of notes receivable             --                 --         (1,842,900)


See accompanying notes to the consolidated financial statements.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 1 - BUSINESS

       GuruNet Corporation ("the Parent"), formerly Atomica Corporation, (a Development Stage Enterprise), was founded as a Texas corporation on December 22, 1998, and reorganized as a Delaware corporation in April 1999. On December 27, 1998 the Parent formed a subsidiary ("the Subsidiary") based in Israel, primarily for the purpose of providing research and development services to the Parent. GuruNet Corporation and the Subsidiary are collectively referred to as "the Company".

       The Company develops, markets and sells technology that intelligently and automatically integrates and retrieves information from disparate sources and delivers the result in a single consolidated view. Prior to 2003, the Company focused primarily on enterprise systems for corporate customers and large organizations. Beginning in 2003, the Company's primary product has been its consumer product, which is being marketed to individual consumers and organizations purchasing multiple-user licenses.

       The Company incurred approximately $34 million and $28.6 million of net losses and negative cash flows from operations, respectively, during its initial period of operations through December 31, 2003. The Company had $123,752 in cash and cash equivalents at December 31, 2003. The Company's working capital deficiency at December 31, 2003 was $752,934. Although the Company did receive funding in January 2004, those funds were granted through convertible promissory notes that are due on the earlier of January 2005 or the consummation of an initial public offering ("IPO"). Further, beginning July 2004, the Company will be required to start making interest payments on the aforesaid promissory notes (see Note 12 for further details). Since it cannot be said with certainty that an IPO will successfully transpire, there is uncertainty as to whether the Company's future working capital will be sufficient to fund the Company's future activities. These factors raise substantial doubt as to the ability of the Company to continue as a going concern. The financial statements include no adjustments to the values or classifications of the assets and liabilities, which may be necessary should the Company be unable to continue to operate as a going concern.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)        PRINCIPLES OF CONSOLIDATION

       The accompanying consolidated financial statements include the accounts of GuruNet Corporation and the Subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

       (b)        FOREIGN CURRENCY TRANSLATION

       The financial statements for the Subsidiary are measured using the local currency as the functional currency. Assets and liabilities of foreign operations are translated at the rate of exchange as of the balance sheet date. Expenses are translated using average exchange rates for the year. Stockholders' equity is translated using the historical exchange rates applicable for each line item. Foreign currency translation gains and losses are included as a component of other comprehensive income or loss.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       (c)        USE OF ESTIMATES

       The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting periods. Actual results could differ from those estimates.

       (d)        CASH EQUIVALENTS

       The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

       (e)        ACCOUNTS RECEIVABLE

       Accounts receivable are recorded at the invoiced amount and do not bear interest. If necessary, the Company records an allowance for doubtful accounts to reflect the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable, computed on a specific basis. No such allowance was deemed necessary as of the balance sheet dates. The Company does not have any off-balance-sheet credit exposure related to its customers.

       (f)        PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows:

                                                                              %
                                                                       ---------
       Computer equipment                                                    33
       Furniture and fixtures                                            7 - 15

       Leasehold improvements are amortized over the shorter of the estimated useful life or the expected life of the lease.


       (g)        REVENUE RECOGNITION

       Revenues from subscription services are recognized over the life of the subscription, in accordance with Standard Operating Procedure (SOP) No. 97-2, "SOFTWARE REVENUE RECOGNITION", issued by the American Institute of Certified Public Accountants (AICPA). Sales that do not yet meet the criteria for revenue recognition, are classified as "Deferred Revenues" on the balance sheet.

       During 2003, most of the Company's sales were in the form of perpetual licenses of the Company's consumer product, which included both a software license and content provided by the Company in consideration for one-time fees. Since the obligation to continue serving content has no defined termination date and the Company cannot estimate the time period over which the service will be provided, the Company has not recognized revenue from those sales. The Company records its cost of providing these products and services as incurred. At such time, if any, that users who purchased lifetime licenses cede their licenses in return for a subscription, or the Company is able to estimate the time period over which the service is provided, the Company will recognize the revenue, which had been deferred, over the life of the new subscription.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       (h)        RESEARCH AND DEVELOPMENT

       Statement of Financial Accounting Standards (SFAS) No. 86, "ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. The Company does not incur material costs between the establishment of technological feasibility of its products and the point at which the products are ready for general release. Therefore, research and development costs are charged to the statement of operations as incurred.

       (i)        ACCOUNTING FOR STOCK-BASED COMPENSATION

       As allowed by Statement of Financial Accounting Standards (SFAS) No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", the Company utilizes the intrinsic-value method of accounting prescribed by the Accounting Principles Board (APB) Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", and related interpretations, to account for stock option plans for employees and directors. Compensation cost for stock options, if any, would be measured as the excess of the estimated market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

       The Company has adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148, "ACCOUNTING FOR STOCK-BASED COMPENSATION--TRANSITION AND DISCLOSURE", for awards to its directors and employees. For disclosure purposes only, the fair value of options granted to employees is estimated on the date of grant using the minimum-value method with the following weighted average assumptions: no dividend yield; risk-free interest rates of 2.18% to 6.68%; and an expected life of three to five years.

       The following illustrates the effect on net loss and net loss per share if the Company had applied the fair value method of SFAS No. 123, for accounting purposes:

                                                                                                              CUMULATIVE FROM
                                                                                                                    INCEPTION
                                                                                   YEARS ENDED DECEMBER 31   THROUGH DECEMBER
                                                                             -----------------------------                31,
                                                                                    2003              2002               2003
                                                                             -----------       -----------   ----------------
                                                                                       $                 $                  $
                                                                             -----------       -----------   ----------------
       Net loss, as reported                                                 (2,808,783)       (7,549,711)       (34,005,598)
       Add:
        Stock-based compensation expense to employees
        included in reported net loss, net of related tax effects                14,995                --             14,995
       Deduct:
        Stock-based compensation expense to employees and
        directors determined under fair value based method for
        all awards, net of related tax effects                                  (34,407)          (25,953)          (150,354)
                                                                             -----------       -----------   ----------------
                                                                             (2,828,195)       (7,575,664)       (34,140,957)
                                                                             ===========       ===========   ================
       Net loss per common share, basic and diluted:
       As reported                                                                (7.93)           (21.33)            (82.38)
                                                                             ===========       ===========   ================
       Pro-forma                                                                  (7.99)           (21.41)            (82.71)
                                                                             ===========       ===========   ================

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)


       (j)        INCOME TAXES

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

       (k)        IMPAIRMENT OF LONG-LIVED ASSETS

       The Company evaluates its long-lived assets for impairment in accordance with SFAS No.144, "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

       (l)        NET LOSS PER SHARE DATA

       Basic and diluted net loss per common share are presented in conformity with the SFAS No. 128, "EARNINGS PER SHARE". Diluted net loss per share is the same as basic net loss per share as the inclusion of 1,799,284 common stock equivalents would be anti-dilutive. Share and per-share data presented throughout the financial statements and notes reflect a 1-for-23 reverse stock split that the Company declared in January 2004. Pro forma loss per share reflects the conversion of 1,372,048 preferred stock in January 2004, as described in Note 12.

       (m)        RECENTLY ISSUED ACCOUNTING STANDARDS

       On May 15, 2003, the Financial Accounting Standards Board issued SFAS No. 150, "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company has applied SFAS 150 to a financial instrument entered into during the second half of 2003 (see
       Note 8 g(iii) ).

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

       (m)        RECENTLY ISSUED ACCOUNTING STANDARDS (CONT'D)

       In January 2003, the FASB issued FASB Interpretation No. 46, "CONSOLIDATION OF VARIABLE INTEREST ENTITIES" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements ("ARB 51"), to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without an additional subordinated financial support from other parties. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. That requirement usually has been applied to subsidiaries in which an enterprise has a majority voting interest. The voting interest approach is not effective in identifying controlling financial interests in entities that are not controllable through voting interest or in which the equity investors do not bear the residual economic risk. FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether it is its primary beneficiary and therefore is required to consolidate that entity. FIN 46 also addresses the initial valuation of the assets and liabilities to be consolidated, the treatment of any gain or loss resulting from the initial measurement and disclosures requirements for the primary beneficiary. All entities with variable interest in variable interest entities created after January 31, 2003 shall apply the provisions of FIN 46 immediately. Public entities with a variable interest in variable interest entities created before February 1, 2003 shall apply the provisions of this Interpretation no later than the first interim or annual reporting period beginning after December 15, 2003. On December 24, 2003, the FASB issued an Interpretation which clarified and modified FASB Interpretation No. 46 (FIN 46R). FIN 46R is not expected to have any significant impact on the Company's financial condition or results of operations.


       (n)        RECLASSIFICATIONS

       Certain prior year balances have been reclassified in order to conform to the current year presentation.


NOTE 3 - CASH AND CASH EQUIVALENTS


                                                        2003               2002
                                                 -----------         ----------
                                                           $                  $
                                                 -----------         ----------
       In US dollars                                  68,045          1,349,685
       In New Israeli Shekels                         55,707             88,495
                                                 -----------         ----------
                                                     123,752          1,438,180
                                                 ===========         ==========

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 4 - DEFERRED CHARGES

       Costs incurred in 2003 in connection with obtaining the promissory notes and warrants (see Note 12) were recorded as deferred charges on the accompanying balance sheet. The charges will begin to be amortized upon issuance in 2004 over the life of the notes.


NOTE 5 - LONG-TERM DEPOSITS

       Long-term deposits are comprised of restricted deposits with banks to secure a bank guarantee and credit card debt, and restricted deposits with the Company's merchant bank. The aforesaid deposits with banks are comprised by a deposit which bears interest at a rate of the London Inter-Bank Bid Rate (LIBID) less 0.69% and is automatically renewed on a monthly basis, and a money market account. The merchant bank deposit is non-interest bearing and may be held until such time that the Company terminates its relationship with the merchant bank.


NOTE 6 - PROPERTY AND EQUIPMENT, NET

       Property and equipment as of December 31, 2003 and 2002 consisted of the following:

                                                             2003         2002
                                                       ----------   ----------
                                                                $            $
                                                       ----------   ----------

    Computer equipment                                    945,831      882,312
    Furniture and fixtures                                216,689      200,670
    Leasehold improvements                                 53,162       49,143
                                                       ----------   ----------
                                                        1,215,682    1,132,125
                                                       ----------   ----------
    Less: accumulated depreciation and amortization    (1,009,274)    (706,145)
                                                       ----------   ----------
                                                          206,408      425,980
                                                       ==========   ==========

       The balances of property and equipment include the effect of foreign currency translation.

NOTE 7 - DEPOSITS AND LIABILITY IN RESPECT OF EMPLOYEE SEVERANCE OBLIGATIONS

       Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, on the basis of the latest monthly salary for each year of service. This liability is provided for by payments of premiums to insurance companies under approved plans and by a provision in these financial statements.

       The Company's employees are entitled to notice periods generally ranging from thirty to ninety days in the event they are terminated. The above liability does not include a provision for such notice periods.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 8 - STOCKHOLDERS' EQUITY (DEFICIT)

       As of December 31, 2003, the Company's share capital was comprised of common stock and four separate classes of convertible preferred stock. On January 2004, the preferred stockholders, as a class, agreed to convert all of the 1,372,048 shares of the Company's issued and outstanding preferred stock into common stock (see Note 12(c) ). This note describes the composition of the preferred stock as of December 31, 2003 and 2002, and the rights and preferences of such shares prior to such conversion.

       (a)    GENERAL

       The Company's share capital at December 31, 2003 and 2002 is comprised as follows:

                                                                               ISSUED                               ISSUED
                                                        AUTHORIZED     AND FULLY PAID        AUTHORIZED     AND FULLY PAID
                                                        ----------     --------------        ----------     --------------
                                                                    DECEMBER 31, 2003                    DECEMBER 31, 2002
                                                        -----------------------------        -----------------------------
                                                             NUMBER OF SHARES                     NUMBER OF SHARES
                                                        -----------------------------        -----------------------------
       Series A convertible preferred stock
       of $0.01 par value                                  130,325            130,325           130,325            130,325
       Series B convertible preferred stock
       of $0.01 par value                                  217,203            181,112           217,203            181,112
       Series C convertible preferred stock
       of $0.01 par value                                  260,643            238,119           260,643            238,119
       Series D convertible preferred stock
       of $0.01 par value                                  824,646            807,468           824,646            807,468
       Series    D    convertible     preferred
       non-voting stock of $0.01 par value                  21,721             15,024            21,721             15,024

       Common stock of $0.001 par value                  2,856,937            355,325         2,856,937            353,876
                                                        ----------         ----------        ----------         ----------
                                                         4,311,475          1,727,373         4,311,475          1,725,924
                                                        ==========         ==========        ==========         ==========

       The outstanding Series D convertible preferred non-voting shares were identical in all other respects to Series D convertible preferred voting shares.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 8 - STOCKHOLDERS' EQUITY (DEFICIT) (CONT'D)

       (b)        PREFERENCES

       The rights, preferences, and privileges of the Series A, B, C, and D convertible preferred stock were as follows:

       o DIVIDEND DISTRIBUTIONS - The holders of Series A, B, C, and D preferred stock were entitled to non-cumulative annual dividends of $0.138, $0.437, $0.691, and $2.072 per share, respectively, if and when declared by the Company's board of directors. No such dividends were declared.

       o LIQUIDATION PREFERENCES - Holders of Series A, B, C, and D preferred stock had a liquidation preference of $2.30, $7.45, $11.55, and $34.53 per share, respectively, plus any declared and unpaid dividends. Upon liquidation, the Company's assets remaining after payments to the Series A, B, C, and D of preferred stock were to be distributed among the holders of common stock, pro rata in proportion to the number of shares of common stock held by each stockholder. In the event of a liquidation, whereby the amount of the distribution to the holders of Series D preferred stock would be less than $86.33 per share, the holders of Series D preferred stock were to be entitled to receive, prior and in preference to any distribution to the holders of other preferred and common stock, the original Series D issue price plus declared but unpaid dividends.

       o CONVERSION RIGHTS - Each share of preferred stock was convertible at the option of the holder into shares of the Company's common stock. The number of shares was to be determined by dividing the original Series A, B, C, and D issue price by the conversion price for each respective series of preferred stock. Initially the conversion price for each series of preferred stock was to be the same as their original issue price; however, the conversion price was subject to adjustment for various anti-dilution events.

              Each share of preferred stock was to be automatically converted to common stock at the applicable conversion price upon the earlier of an initial public offering (IPO) in which the offering price would not be less than $115 per share and net proceeds to the Company would be in excess of $30 million, or the date specified, by written consent of the holders of at least two-thirds of the then outstanding shares of preferred stock.

       o VOTING RIGHTS AND BOARD REPRESENTATION - Each holder of Series A, B, C, and D preferred stock, excluding the non-voting Series D preferred stock, had voting rights equal to common stock on an "as if converted" basis. Holders of Series C and D preferred stock, together, had been granted the right to hold one position on the board of directors of the Company. Holders of Series A preferred stock had been granted the right to appoint one of the members of the board of directors.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 8 - STOCKHOLDERS' EQUITY (DEFICIT) (CONT'D)

       (c)        STOCK OPTION PLANS

       The Company provides for direct grants or sales of common stock, and common stock options to employees and non-employees through stock option plans. In 1999, 2000 and 2003, the Company adopted the 1999 Stock Option Plan (the 1999 Plan), the 2000 Stock Option Plan (the 2000 Plan) and the 2003 Stock Option Plan (the 2003 Plan), respectively (thereafter "Prior Option Plans").

       As of December 31, 2003, 85,385 options were available for grant under the 2003 plan. The 1999 and 2000 option plans were closed for future grants. In January 2004, the Company increased the number of options available for grant under the 2003 Plan by 299,305 options and simultaneously granted these options to the Company's CEO and two directors.

       In January 2004, the Company adopted the 2004 Stock Option Plan (the 2004
       Plan), authorizing 866,000 options for future grants. As a result, no further grants can be made under the 2003 Option Plan and the remaining shares reserved under this plan were canceled. The exercise or purchase price for common stock granted or sold to employees under the Plans was equal to or greater than the fair market value per share on the date of grant.

       Under all option plans, options generally vest 25%, with respect to the number granted, upon the first anniversary date of the option grant, and the remainder vest in equal monthly installments over the 36 months thereafter. Options are exercisable immediately. Shares issued upon exercise of unvested stock options are subject to the Company's right to repurchase at the original exercise price. The Company's right to repurchase lapses in accordance with the vesting schedule for the stock options.

       (d)        OTHER STOCK OPTIONS

       During 1999, the Company issued 68,233 options to purchase common stock to non-employees. These options were issued outside of the Company's stock option plans as compensation for services rendered. All options vested upon issuance, expire 10 years from the date of issuance and have exercise prices ranging from $1.15 to $2.30 per share. The fair value of the options granted to non-employees was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; volatility of 75%; risk-free interest rates of 5% to 6%; and an expected life of five years. The fair value of the non-employee options was determined to be $127,212, and was recorded within research and development and general and administrative expense for the year ended December 31, 1999.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 8 - STOCKHOLDERS' EQUITY (DEFICIT) (CONT'D)

       (e)        OPTION GRANT INFORMATION

       A summary of the status of the 1999, 2000 and 2003 plans, and of the other options, follows:

                                                                                 OPTIONS                             WEIGHTED
                                                                           AVAILABLE FOR          OPTIONS    AVERAGE EXERCISE
                                                                                   GRANT      OUTSTANDING               PRICE
                                                                           -------------      -----------    ----------------
                                                                                                                            $
                                                                                                             ----------------
       Balance as of December 31, 2001                                          192,018           336,860                9.90

       Granted                                                                   (6,299)            6,299               11.51
       Exercised                                                                     --                --                  --
       Expired                                                                   87,843           (92,040)              11.28
                                                                           ------------       -----------
       Balance as of December 31, 2002                                          273,562           251,119                9.90

       Granted                                                                 (244,367)          244,367                1.84
       Exercised                                                                     --            (1,449)               0.69
       Expired                                                                   56,190           (66,801)              10.13
                                                                           ------------       -----------
       Balance as of December 31, 2003                                           85,385           427,236                4.37
                                                                           ============       ===========

       The following table summarizes information about stock options outstanding as of December 31, 2003:

                                                                    OPTIONS OUTSTANDING
                                                          -----------------------------                        OPTIONS VESTED
                                                              WEIGHTED                         ------------------------------
                                                               AVERAGE          WEIGHTED                             WEIGHTED
                RANGE OF                                     REMAINING           AVERAGE                              AVERAGE
                EXERCISE                     NUMBER        CONTRACTUAL          EXERCISE            NUMBER           EXERCISE
                 PRICES                 OUTSTANDING       LIFE (YEARS)             PRICE       OUTSTANDING              PRICE
         -----------------------      -------------       ------------      ------------       -----------         ----------
               $0.69-1.15                   169,576               8.92             $0.69           103,488              $0.69
               2.30-2.76                    131,011               7.99              2.53            50,425               2.53
                  6.91                        8,693               6.28              6.91             7,969               6.91
               9.21-11.51                   117,956               4.81             11.28            95,737              11.28
                                      -------------                                            -----------
                                            427,236               7.44              4.37           257,619               5.06
                                      =============                                            ===========

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 8 - STOCKHOLDERS' EQUITY (DEFICIT) (CONT'D)

       (f)        STOCK-BASED COMPENSATION COSTS

       In accounting for its stock based compensation arrangements for employees, the Company utilizes the intrinsic-value method of accounting prescribed by APB Opinion No. 25 under which Compensation cost for stock option was measured as the excess of the estimated market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. In accounting for its stock based compensation arrangements for non-employees, the Company uses the Black-Scholes option-pricing model to calculate fair value, with the following weighted-average assumptions: no dividend yield; volatility of 75% to 100%; risk-free interest rate of 2.33 to 6.5%; and expected lives of 3 to 5 years.

       (g)    ADVANCES ON ACCOUNT OF SHARES AND STOCK WARRANTS

       (i) During 2000, the Company issued its landlord 8,689 common stock warrants at an exercise price of $4.60, in connection with an operating lease for offices. The warrants, which expired in January 2003, were immediately exercisable. The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; volatility of 95%; risk-free interest rate of 6.5%; and an expected life of five years. The fair value of the warrants was determined to be $24,218 which was recorded as deferred expense and was amortized over the lease term ending December 31, 2002.

       (ii) In connection with obtaining a line of credit from a bank in 2002, the Company issued warrants to the bank to purchase 2,173 shares of Series D preferred stock for $34.53 per share. The warrants are exercisable immediately and expire in April 2009. The fair value of these warrants was determined to be $63,401 and estimated using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; volatility of 100%; risk free interest rate of 5.2%; and an expected life of five years. The fair value was recognized as interest expense in 2002. In January 2004, these warrants converted to common stock warrants.

       (iii) During 2003, four investors, in aggregate, advanced the Company $200,000 on account of shares and warrants to purchase shares of the Company. The advances would convert to securities of the Company of the same class and type that were to be issued to investors in future equity financings, plus warrants equal to 50% of the amount advanced. The warrants exercise price was to equal the purchase price per share that the Investors in future equity financings would pay for such shares.

              In January and February 2004, the said investors agreed to convert such advances into 8% Convertible Promissory Notes and warrants, as described further in Note 12.

              In accordance with SFAS No. 150, advances on account of shares and stock warrants was classified in the liabilities section of the accompanying balance sheet.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES

       The income tax expense for the years ended December 31, 2003 and 2002, differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                                                                                CUMULATIVE FROM
                                                                                                                      INCEPTION
                                                                                  YEARS ENDED DECEMBER 31  THROUGH DECEMBER 31,
                                                                                   2003              2002                  2003
                                                                           ------------     -------------      ----------------
                                                                                      $                 $                     $
                                                                           ------------     -------------      ----------------
       Computed "expected" tax benefit                                          943,225         2,566,902         11,550,142
       Effect of State taxes                                                    260,922           681,123          3,164,617
       Effect of foreign income                                                  24,739            58,212            813,922
       Non-deductible expenses                                                      (55)           (6,456)           (13,794)
       Change in valuation allowance                                         (1,263,422)       (3,299,781)       (15,332,038)
                                                                           ------------      ------------      -------------
                                                                                (34,591)               --            (34,591)
                                                                           ============      ============      ============

       The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below:

                                                                                                     YEARS ENDED DECEMBER 31
                                                                                            --------------------------------
                                                                                                     2003               2002
                                                                                            -------------     --------------
                                                                                                        $                  $
                                                                                            -------------     --------------
       Deferred tax asset:
       Miscellaneous accrued expenses                                                              29,017              8,804
       Property and equipment                                                                     419,958            377,118
       Deferred compensation                                                                      303,803            303,803
       Shutdown costs                                                                                  --            113,846
       Capitalized start-up costs                                                               3,535,073          4,651,413
       Foreign deferred tax assets                                                                 20,501                 --
       Net operating loss                                                                      11,044,187          8,613,632
                                                                                            -------------     --------------
       Total gross deferred tax asset                                                          15,352,539         14,068,616

       Less: Valuation allowance                                                              (15,332,038)       (14,068,616)
                                                                                            -------------     --------------
       Net deferred tax asset                                                                      20,501                 --

       Total gross deferred tax liability                                                         (55,092)                --
                                                                                            -------------     --------------
       Net deferred tax liability                                                                 (34,591)                --
                                                                                            =============     ==============

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (CONT'D)


       Because of the Company's lack of earnings history, as of December 31, 2003 and 2002, the U.S. deferred tax assets have been fully offset by a valuation allowance. The net change in the total valuation allowance for the years ended December 31, 2003 and 2002 was an increase of $1,263,422 and $3,299,781, respectively.

       As of December 31, 2003 and 2002, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $26 million and $20.1 million, respectively. The federal net operating losses will expire if not utilized on various dates from 2019 through 2023. The California net operating losses will expire if not utilized on various dates from 2009 through 2013. The Israeli Subsidiary has capital loss carryforwards of approximately $604,000 that can be applied to future capital gains for an unlimited period of time under current tax rules.

       The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. Accordingly, the Company's ability to utilize net operating losses and credit carryforwards may be limited as the result of such an ownership change, as defined in the Internal Revenue Code, Section 382. The issuance of the promissory notes and the offering contemplated, as described in Note 12, are likely to result in a change in control as defined under the Internal Revenue Code, Section 382.



       During the year 2000, the Subsidiary was granted "Approved Enterprise" status under the Israeli Law for the Encouragement of Capital Investments
       - 1959 under the "alternative benefits" path. As an "Approved Enterprise" the Israeli Subsidiary is entitled to receive future tax benefits, which are limited to a period of ten years from the first year that taxable income is generated from the approved assets. In addition, the benefits must be utilized within: the earlier of 12 years of the year operation (as defined) of the investment program begins or 14 years of the year that approval is granted.



       Under  its  "Approved   Enterprise"  status,   income  arising  from  the
       subsidiary's approved activities is subject to zero tax under the "alternative benefit" path for a period of ten years. In the event of distribution by the subsidiary of a cash dividend out of retained earnings which were tax exempt due to the "Approved Enterprise" status, the subsidiary would have to pay a 10% corporate tax on the amount distributed, and the recipient would have to pay a 15% tax (to be withheld at source) on the amounts of such distribution received. Should the subsidiary derive income from sources other than the Approved Enterprise during the relevant period of benefits, such income would be taxable at the tax rate in effect at that time (currently 36%). Deferred tax assets and liabilities in the financial statements result from the tax amounts that would result if the Subsidiary distributed its retained earnings to its Parent.



       During 2003, the Subsidiary filed a final status report on its investment program. Final approval of the program was received from the Investment Center in March 2004. The approval has yet to be upheld by

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

       the Israeli income tax authorities. In addition, subsequent to balance sheet date, the Subsidiary applied for a second (expansion) investment program based on terms similar to the first investment program. Formal approval of the application in respect of the second program has not yet been received.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (CONT'D)


       Under its Approved Enterprise status, the Subsidiary must maintain certain conditions and submit periodic reports. Failure to comply with the conditions of the Approved Enterprise status could cause the Subsidiary to lose previously accumulated tax benefits. The Subsidiary began claiming benefits in the 2000 tax year. Cumulative benefits received under the Subsidiary's approved enterprise status amount to approximately $560,000 at December 31, 2003. As of balance sheet date the Company believes that it is in compliance with the stipulated conditions.



NOTE 10 - COMMITMENTS AND CONTINGENCIES

       (a) Future minimum lease payments under non-cancelable operating leases as of December 31, 2003 are as follows:


              YEAR ENDING DECEMBER 31                                   $
                                                              -----------
              2004                                                178,151
              2005                                                 14,318
              2006                                                 10,377
                                                              -----------

                                                                  202,846
                                                              ===========

              Rental expense for operating leases for the years ended December 31, 2003 and 2002 was $212,680 and $887,459, respectively.


       (b) As security for future rental commitments the Subsidiary provided a bank guarantee in the amount of approximately $113,000.

       (c) All of the Subsidiary's obligations to its bank, including the bank guarantee that such bank made to the Subsidiary's landlord, are secured by a lien on all of the Subsidiary's deposits at such bank. As of December 31, 2003, deposits at such bank amounted to $158,396 , including a long-term deposit of $101,210 as mentioned in Note 5.

       (d) In the ordinary course of business, the Company enters into various arrangements with vendors and other business partners, principally for content, web-hosting and marketing arrangements. There are no material commitments for these arrangements extending beyond 2004.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONT'D)

       (e) In December 2002, the Company implemented a reorganization (the "December 2002 Reorganization ") which substantially reduced the Company's expenditures. The December 2002 Reorganization included staff reductions of fifteen persons, or approximately 52% of the Company's work force, including senior management, professional services, sales and marketing, research and development and administrative staff. The December 2002 Reorganization also included the shutdown of the Company's California office and resulted in a loss on the disposal of fixed assets. In total, the Company incurred a loss of approximately $1,048,000 in connection with the December 2002 Reorganization, of which $780,000 related to the disposal of fixed assets. The accompanying balance sheet, as of December 31, 2002, includes accrued expenses of approximately $265,000 in connection with the December 2002 Reorganization, of which $218,000 was paid during 2003 and $47,000 remains outstanding as of December 31, 2003 and relates to an identified liability.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

              The Company's financial instruments at December 31, 2003 and 2002 consisted of cash and cash equivalents, accounts receivables, prepaid expenses, deposits in respect of employee severance obligations, security deposits in respect of the Subsidiary's office lease and the Company's merchant bank, accounts payable, accrued expenses, accrued compensation and related liabilities, liability in respect of employee severance obligations and deferred revenues.

              The carrying amounts of all the financial instruments noted above, except for liability in respect of employee severance obligations, approximate fair value due to the relatively short maturity of these instruments. The carrying amount of the liability in respect of employee severance obligations reflects the approximate fair value inclusive of future salary adjustments.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------


NOTE 12 - SUBSEQUENT EVENTS

       (a) On January 30, 2004, and February 17, 2004, the Company issued, in aggregate, $5 million of 8% Convertible Promissory Notes (the "Notes"). The aggregate principal amount of the Notes includes $200,000 previously advanced to the Company by investors that was converted into Notes in conjunction with the $5 million funding. The Notes are due on the earlier of one year after their issuance or the consummation of an initial public offering (an "IPO"). Upon consummation of an IPO, a minimum of 50% (and up to 100% at the election of each note holder) of the principal amount of the Notes will be converted into shares of Common Stock at a conversion price equal to 75% of the offering price of the IPO (the "Unit Offering Price"). The Notes are secured by substantially all of the assets of the Company, other than the stock of the Subsidiary, which will be pledged upon receipt of all third party consents required for such pledge. In connection with the issuance of the Notes, the Company also issued warrants to acquire an aggregate 1,700,013 shares of Common Stock at an exercise price per share equal to 120% multiplied by the greater of (1) $6.00, and (2) the Unit Offering Price (the "Warrants"). Each note holder received one warrant for every $3 funded through the Notes, with the exception of the note holders who funded the Company via receipts on account of shares and warrants, in 2003, who received one warrant for every $2 funded. The warrants will become exercisable upon the earlier to occur of (a) the termination of an IPO or (b) December 31, 2004. Further, the Company also issued a warrant to the lead purchaser in the financing, to purchase 252,778 shares of common stock at an exercise price of $4.50 per share.

       (b) The terms of the Notes are also subject to various restrictions, including limitations on the Company's ability to merge with another business entity, using proceeds solely for working capital purposes, selling a substantial portion of assets not in the ordinary course of business, incurring indebtedness greater than $100,000, paying dividends and entering into transactions that result in a change of control. Further, the Notes also provide that upon an event of default, including the Company's bankruptcy, or the Company's failure to make any cash payment required under any of the documents executed in connection with the issuance of the Notes, termination of the Company's planned initial public offering or violation of any of the restrictions noted above, the Note holders can require the Company to repurchase the Notes at 115% of the outstanding principal amount, plus accrued interest.

              In the event an IPO is not consummated within 180 days of the Notes issue dates ("IPO Due Date"), the Company is obligated to file with the Securities & Exchange Commission a "shelf" registration which will cover the resale of all the shares of common stock issuable upon conversion of the Promissory Notes, and upon exercise of the Warrants for an offering to be made on a continuous basis pursuant to Rule 415.

              In addition, the Company may be liable to pay the note holders liquidated damages in the amount of 1% or 1.5% of the aggregate purchase price of the Notes for each month subsequent to the uncured occurrence of certain events, as defined in the Securities Purchase Agreement, including if the IPO has not occurred on or prior to the IPO Due Date or a shelf registration is not filed on or prior to the fifth day following the IPO Due Date or is not declared effective.

                              GuruNet Corporation (Formerly Atomica Corporation)
                                                                  and Subsidiary
                                                (A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
--------------------------------------------------------------------------------

NOTE 12 - SUBSEQUENT EVENTS (CONT'D)

       (c) In connection with and as a condition to the issuance of the Notes, all of the Company's issued and outstanding preferred shares were converted by the holders thereof into 1,372,048 shares of common stock.

       (d) The Company has entered into a letter of intent with an underwriter to pursue an IPO of 1,300,000 units, consisting of a share of the Company's common stock and a warrant to purchase a share of common stock, at a proposed Unit Offering Price of $6.00.

       (e) The costs incurred in 2003 in connection with obtaining the promissory notes and warrants were recorded as deferred charges on the accompanying balance sheet. The charges will begin to be amortized in 2004 over the life of the notes.

       (f) In January 2004, the Company adopted the 2004 Stock Option Plan (the 2004 Plan). In conjunction therewith, all shares reserved under the Prior Option Plans were canceled.

       (g) On January 30, 2004, the Company changed its name from Atomica Corporation back to GuruNet Corporation.

       (h) Beginning January 2004 the financial statements of the Subsidiary will be measured using the U.S. dollar as its functional currency, due to significant changes in economic facts and circumstances.

       (i) During the first quarter of 2004 the Company granted in aggregate, 321,564 stock options to directors, officers, employees and non-employees.

================================================================================

    No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained In this Prospectus. This prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

    Until               ,  2004,  25 days after the date of this  offering,  all
dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                   _______________

                  TABLE OF CONTENTS
                                               PAGE
                                               ----
Where You Can Find More Information...............4
Prospectus Summary................................5
The Offering .....................................7
Selected Summary Financial Data...................9
Risk Factors.....................................11
Use of Proceeds..................................22
Dilution.........................................23
Capitalization...................................25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations..................................27
Business.........................................37
Management.......................................50
Principal Stockholders...........................58
Certain Relationships and Related Transactions...60
Description of Securities........................61
Underwriting.....................................66
Conditions in Israel.............................69
Legal Matters....................................71
Experts..........................................71
Index to Financial Statements....................72


=======================================================


                   [LOGO OMITTED]


                  _______________

          1,300,000 Shares of Common Stock
     1,300,000 Redeemable Common Stock Warrants
                  _______________


                     PROSPECTUS


                  _______________










                 ___________, 2004


               EarlyBirdCapital, Inc.




=====================================================

                                                                       ALTERNATE

                    SUBJECT TO COMPLETION DATED MAY 12, 2004

PROSPECTUS


                               GURUNET CORPORATION
                        3,102,772 SHARES OF COMMON STOCK

         This prospectus relates to 3,102,772 shares of the common stock, par value $0.001 per share of GuruNet Corporation (the "Company") for the sale from time to time by the certain selling stockholders of our securities, or by their pledgees, donees, transferees or other successors in interests. Of the shares, 1,147,809 will be issuable to certain of the selling securityholders upon conversion of 8% Convertible Promissory Notes purchased in our bridge financing completed in January and February 2004. Of the remaining shares offered hereby, 1,954,963 are issuable upon the exercise of outstanding warrants issued in the bridge financing. See "Description of Securities - Other Outstanding Securities."

         The distribution of securities offered hereby may be effected in one or more transactions that may take place on the Nasdaq SmallCap Market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders.

         The selling securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

         On May 12, 2004, a registration statement under the Securities Act with respect to a public offering by us underwritten by EarlyBirdCapital, Inc. (the "Underwriter") of 1,300,000 shares of common stock and redeemable common stock warrants, was declared effective by the Securities and Exchange Commission (the "Commission"). We will receive approximately $6,076,000 net proceeds from the offering (assuming no exercise of the Underwriter's over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering.
                                                 ----------------
         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
        OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is ,_____________ 2004

                                                                       ALTERNATE

                             SELLING SECURITYHOLDERS

         An aggregate of up to 3,102,772 shares may be offered by certain security holders who received bridge notes and bridge warrants in connection with the bridge financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Description of Securities- Other Outstanding Securities."

         The following table sets forth certain information with respect to each selling securityholder for whom we are registering shares for resale to the public. No material relationships exist between any of the selling securityholders and us nor have any such material relationships existed within the past three years.

                                                          Number of Shares
                                                         Beneficially Owned
                                                            and Maximum
                         Selling Securityholder          Number to be Sold
                         ----------------------          -----------------
         Miriam Koryn                                                    36,481
         Robert H. Cohen                                                 28,148
         Arthur Steinberg                                                28,148
         Craig Effron                                                    28,148
         Seed Management Associates Ltd.                                 18,241
         Israel Seed III Annex Fund, L.P.                               126,667
         Stanoff Corporation                                            112,593
         Martin Rosenman                                                 56,297
         Andrew Rosen                                                   112,593
         Eli Rothman                                                     56,297
         Blum & Fink, Inc.                                              112,593
         David Thalheim                                                 168,889
         William Castor                                                  16,889
         WEC Partners LLC                                                56,297
         Brian Daly                                                      14,075
         Omicron Master Trust                                           140,741
         Bruce Bernstein                                                 14,075
         Vertical Ventures LLC                                          422,222
         Steven Landman                                                  14,075
         Woodland Partners                                               56,297
         Woodland Venture Fund                                           56,297
         Seneca Ventures                                                 56,297
         Marc Rachesky                                                  112,593
         Ajax Partners                                                   56,297
         Scot Jason Cohen                                                25,333
         Smithfield Fiduciary LLC                                       281,482
         Lloyd Goldman                                                  112,593
         Marc Friedman                                                   56,297
         Morton H. Meyerson                                             197,856

         Chris Conway                                                    28,111
         Ted Struhl Family Partnership                                   56,223
         Salvador Abady                                                  28,111
         Petrocelli Industries, Inc.                                     28,111
         Steven and Adam Sprung                                          28,111
         Eric Stein                                                      24,457
         Morton H. Meyerson                                               6,998
         Dr. Joseph Vardi                                                72,889
                                                                      ---------
         TOTAL..........................................              3,102,772
                                                                      =========


         The sale of the selling securityholders bridge notes and bridge warrants may be effected from time to time in transactions (which may include block transactions by or for the account of the selling securityholders) in the Nasdaq SmallCap Market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling securityholders may effect such transactions by selling their bridge notes and bridge warrants directly to purchasers, through broker-dealers acting as agents for the selling securityholders or to broker-dealers who may purchase bridge notes and bridge warrants as principals and thereafter sell the bridge notes and bridge warrants from time to time in the Nasdaq SmallCap Market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

         The selling securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them any profit on the resale of the warrants might be deemed to be underwriting discounts and commissions under the Securities Act.

                               CONCURRENT OFFERING

         On the date of this prospectus, a Registration Statement was declared effective under the Securities Act with respect to an underwritten offering of 1,300,000 shares of common stock and redeemable common stock warrants. The warrants may not be sold for a period of 180 days from the date of this prospectus without the prior consent of EarlyBirdCapital, Inc. Sales of the bridge notes and bridge warrants or the common stock underlying the bridge notes and bridge warrants by the selling securityholders after such dates, or the potential of such sales, could have an adverse effect on the market price of the common stock and warrants and/or on the common stock purchasable upon the exercise of the warrants.


                                                                                                              ALTERNATE
======================================================
                                                                 ============================================================
         No dealer,  salesman or any other  person has
been  authorized in  connection  with this offering to
give any  information  or to make any  representations
other than those  contained in this  prospectus.  This
prospectus   does  not   constitute   an  offer  or  a                                  [GURUNET LOGO]
solicitation  in any  jurisdiction  to any  person  to
whom  it  is   unlawful  to  make  such  an  offer  or
solicitation.    Neither   the    delivery   of   this
Prospectus  nor any sale made hereunder  shall,  under
any  circumstances,  create an implication  that there
has  been  no  change  in  the  circumstances  of  the
Company or the facts  herein set forth  since the date
hereof.
                                                                               3,102,772 Shares of Common Stock
                   ---------------

                  TABLE OF CONTENTS
                                                 PAGE

Where You Can Find More Information...............4
Prospectus Summary................................5
The Offering .....................................7
Selected Summary Financial Data...................9
Risk Factors.....................................11
Use of Proceeds..................................22
Dilution.........................................23
Capitalization...................................25                                       PROSPECTUS
                                                                                          ----------
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations..................................27
Business.........................................37
Management.......................................50
Principal Stockholders...........................58
Certain Relationships and Related Transactions...60
Description of Securities........................61
Underwriting.....................................66
Conditions in Israel.............................69
Legal Matters....................................71
Experts..........................................71
Index to Financial Statements....................72                                     ___________, 2004

         Until ____, 2004 (25 days after the effective                                  EarlyBirdCapital, Inc.
date  of  the  Registration  Statement),  all  dealers
effecting  transactions in the registered  securities,
whether or not participating in distributions,  may be
required to deliver a prospectus.  This is in addition
to the  obligation  of dealers to deliver a prospectus
when acting as underwriters  and with respect to their
unsold allotments or subscriptions.

=======================================================          =============================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

        Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

        Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

        Section 145. Indemnification of officers, directors, employees and agents; insurance.

        (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Article Twelve of our certificate of incorporation provides:

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

        Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 25.   Other Expenses of Issuance and Distribution.

        The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Underwriters' non-accountable expense allowance) will be as follows:

SEC Registration Fee                                                 $  5,448.14
NASD filing fee                                                         1,397.00
Nasdaq SmallCap Market filing and listing fee                           5,000.00
Printing and engraving expenses                                       100,000.00
Accounting fees and expenses                                          120,000.00
Legal fees and expenses (including blue sky services and expenses)    410,000.00
Miscellaneous                                                          68,209.22
                                                                     -----------
         Total                                                       $710,000.00

Item 26.   Recent Sales of Unregistered Securities.

BRIDGE FINANCING

        In January and February 2004, we completed our bridge financing, consisting of $5 million aggregate principal amount of bridge notes bearing interest at an annual rate of 8%. The bridge notes are due on the earlier to occur of January or February 2005 and the consummation of this offering. Up to $2.5 million principal amount of the bridge notes, plus accrued interest through June 30, 2004 will be repaid from the proceeds of the offering and a minimum of $2.5 million (and up to the entire $5 million at the election of each holder of the bridge notes) of the principal amount of the bridge notes, plus accrued interest through June 30, 2004 will be converted into shares of common stock at a conversion price of $4.50.

BRIDGE WARRANTS

        In connection with the issuance of the bridge notes, we also issued bridge warrants to purchase an aggregate of 1,700,013 shares of common stock exercisable at $7.20 per share. On the completion of the offering, the bridge warrants automatically will convert into an equal number of warrants identical in all respects to the warrants included in the offering and will be exercisable beginning one year from the date of this prospectus. We also issued a warrant to the lead purchaser in the bridge financing to purchase 252,778 shares of common stock at an exercise price of $4.50.

COMERICA WARRANT

        A warrant was issued to Comerica Bank- California ("Comerica") in connection with a Loan and Security Agreement dated as of April 1, 2002. The warrant entitles Comerica to purchase 2,172 shares of our common stock at a price of $34.53 per share. The Comerica Warrant will expire April 1, 2009, at which time, if the Comerica has not been exercised, it shall be deemed to have been automatically exercised on the expiration date by "cashless" conversion.

Item 27.   The following exhibits are filed as part of this Registration
Statement:

Exhibit No.          Description
------------    ----------------------------------------------------------------

   1.1           Form of Underwriting Agreement.*
   1.2           Form of Selected Dealers Agreement.*
   3.1           Amended and Restated Certificate of Incorporation.
   3.2           Amended and Restated By-laws.
   4.1           Specimen Common Stock Certificate.*
   4.2           Specimen Warrant Certificate.*
   4.3           Form of Purchase Option to be granted to Underwriters.*
   4.4           Form of Warrant Agreement between American Stock Transfer &
                 Trust Company and the Registrant.*
   5.1           Form of Opinion of Greenberg Traurig, LLP.*
  10.1           2003 Stock Option Plan
  10.2           2004 Stock Option Plan
  10.3           Securities Purchase Agreement dated January 30, 2004 and
                 February 17, 2004, respectively.
  10.4           Form of 8% Senior Secured Convertible Note of the Company.
  10.5           Form of Warrants issued in connection with the Bridge
                 Financing.
  10.6           Robert S. Rosenschein Employment Agreement
  10.7           Steven Steinberg Employment Agreement.
  10.8           Jeff Schneiderman Employment Agreement.
  14.1           Code of Ethics and Business Conduct.
  21.1           List of Subsidiaries.
  23.1           Consent of KPMG Somekh Chaikin.
  23.2           Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).*
  99             Audit Committee Charter.

--------------------
* To be filed by amendment.

Item 28.   Undertakings.

                (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel, on the 12 day of May, 2004.




                                     By:  /s/ ROBERT S. ROSENSCHEIN
                                          --------------------------------------
                                          Robert S. Rosenschein
                                          Chief Executive Officer, President and
                                          Chairman of the Board

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Rosenschein his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                           TITLE                      DATE
        ---------                           -----                      ----
/s/ Robert S. Rosenschein     Chief Executive Officer, President    May 12, 2004
--------------------------    and Chairman of the Board
Robert S. Rosenschein         (principal executive officer)

/s/ Steven Steinberg          Chief Financial Officer               May 12, 2004
--------------------------    (principal financial officer)
Steven Steinberg

/s/ Mark A. Tebbe             Director                              May 12, 2004
--------------------------
Mark A. Tebbe

/s/ Edward G. Sim             Director                              May 12, 2004
--------------------------
Edward G. Sim

                                 EXHIBITS INDEX

Exhibit No.          Description
------------    ----------------------------------------------------------------

   1.1           Form of Underwriting Agreement.*
   1.2           Form of Selected Dealers Agreement.*
   3.1           Amended and Restated Certificate of Incorporation.
   3.2           Amended and Restated By-laws.
   4.1           Specimen Common Stock Certificate.*
   4.2           Specimen Warrant Certificate.*
   4.3           Form of Purchase Option to be granted to Underwriters.*
   4.4           Form of Warrant  Agreement  between  American  Stock Transfer &
                 Trust Company and the Registrant.*
   5.1           Form of Opinion of Greenberg Traurig, LLP.*
  10.1           2003 Stock Option Plan
  10.2           2004 Stock Option Plan
  10.3           Securities  Purchase  Agreement  dated  January  30,  2004  and
                 February 17, 2004, respectively.
  10.4           Form of 8% Senior Secured Convertible Note of the Company.
  10.5           Form  of  Warrants   issued  in  connection   with  the  Bridge
                 Financing.
  10.6           Robert S. Rosenschein Employment Agreement.
  10.7           Steven Steinberg Employment Agreement.
  10.8           Jeff Schneiderman Employment Agreement.
  14.1           Code of Ethics and Business Conduct.
  21.1           List of Subsidiaries.
  23.1           Consent of KPMG Somekh Chaikin.
  23.2           Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).*
  99             Audit Committee Charter

--------------------
* To be filed by amendment.